As filed with the Securities and Exchange Commission on June 7, 2011 Registration No. 333-173201

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SANTA LUCIA BANCORP
(Exact name of registrant as specified in its charter)

California	35-2267934
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6022
(Primary Standard Industrial Classification Code Number)

7480 El Camino Real
Atascadero, California
93422
(805) 466-7087

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John C. Hansen
President and Chief Executive Officer
Santa Lucia Bancorp
7840 El Camino Real
Atascadero, California 93422
 (Name and address of agent for service)

(805) 466-7087
(Telephone number, including area code, of agent for service)

Copies of communications to:

Kenneth E. Moore, Esq.
Ryan J. Barncastle, Esq.
STUART | MOORE
641 Higuera Street, Suite 302
San Luis Obispo, CA  93401
(805) 545-8590

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
17,000,000 rights to purchase 17,00,000 share(s) of common stock, no par value per share, plus underlying shares of Common Stock	17,000,000	(1)(2)	$.71	(2)	$12,070,000	(2)	$1,401.33	*

Total:					$12,070,000		$1,401.33
(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Common Stock of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated in accordance with Rule 457(i) and Rule 457(c).
*	679.19 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The investors may not sell these securities or accept an offer to buy those securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [*], 2011

PROSPECTUS

SANTA LUCIA BANCORP

17,000,000 RIGHTS TO PURCHASE 17,000,000 SHARES OF COMMON STOCK

UNDERLYING SHARES OF COMMON STOCK

This prospectus relates to the potential issuance of transferable subscription rights from time to time by investors of some or all of their respective rights to purchase shares of our common stock and the underlying shares of common stock (the “Rights Offering” or the “Offering”).  In this prospectus, we refer to the right to purchase 17,000,000 shares of common stock and the underlying shares of common stock issuable upon exercise of said rights, collectively, as the securities. This prospectus is being prepared in compliance with the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

This is not an underwritten offering.  The shares underlying the subscription rights are being offered directly by us without the services of an underwriter or selling agent.

The subscriptions being offered are irrevocable.  There is no minimum requirement for the offering proceeds.  The rights to purchase shares of common stock are not listed on an exchange, and we do not intend to list the same on any exchange.

Our common stock is quoted on the over the counter bulletin board (“OTCBB”) under the symbol “SLBA.” On May 31, 2011, the closing price of our common stock on the over the counter bulletin board was $.46 per share. You are urged to obtain current market quotations concerning the common stock.

Investing in our securities involves risks.  See “Risk Factors” beginning on page [*] for a discussion of factors you should consider before buying our securities.  You should not purchase these securities if you cannot afford the loss of your investment.

The securities offered hereby are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 7480 El Camino Real, Atascadero, California 93422, and our telephone number is (805) 466-7087. Our Internet address is http://www.santaluciabank.com.

The date of this prospectus is June [*], 2011.

 TABLE OF CONTENTS

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	ii

SUMMARY	1

SELECTED CONSOLIDATED FINANCIAL INFORMATION	11

OTHER RECENT DEVELOPMENTS	12

RISK FACTORS	13

ABOUT THIS PROSPECTUS	31

FORWARD LOOKING STATEMENTS	31

RATIO OF EARNINGS TO FIXED CHARGES	32

USE OF PROCEEDS	33

TRADING HISTORY AND DIVIDED POLICY	33

CAPITALIZATION	34

DILUTION	35

DESCRIPTION OF CAPITAL STOCK	36

TERMS OF THE RIGHTS OFFERING	45

LEGAL MATTERS	56

EXPERTS	56

WHERE YOU CAN FIND MORE INFORMATION	56

INCORPORATION BY REFERENCE	57

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

 Information contained on our website is not part of this prospectus.

i

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks related to the Rights Offering, the common stock of the Company, and our business.

What is the Rights Offering?

We are distributing to holders of our common stock as of 5:00 p.m., Pacific Standard Time, on [*], 2011, which is the record date for the Rights Offering, at no charge, transferable subscription rights to purchase shares of our common stock. You will receive [*] subscription rights for each share of common stock you owned as of 5:00 p.m., Pacific Standard Time, on [*], 2011.  Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $[*] per share. The subscription rights will not be evidenced by any certificates.

Why are we conducting the Rights Offering?

Our capital has been significantly reduced as a result of the losses in 2009 and 2010. We must now recapitalize the Company and the Bank in order to ensure that the franchise will be able to continue to face any further deterioration in economic conditions. In addition, we entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of San Francisco (“FRBSF”), the primary federal regulator for the Bank and Company, in December 2010, that among other things requires the Company and Bank to submit a capital plan containing minimum capital ratios for the Bank that would raise them above their current levels.  In addition, effective May 3, 2011, we agreed to the entry of a Consent Order by the California Department of Financial Institutions (“DFI”) that, among other things, required that the Bank raise $12 million in equity capital and then maintain its shareholder’s equity at 9% of total assets, which is significantly in excess of current capital levels.

Am I required to exercise the subscription rights I receive in the Rights Offering?

No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

What is a subscription right?

For each whole subscription right that you own, you will have a right to buy from us one share of our common stock at a subscription price of $[*] per share.  You may exercise some or all of your subscription rights or you may choose not to exercise any of your subscription rights. Fractional subscription rights will be eliminated by rounding down to the nearest whole number of subscription rights and may not be exercised.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Pacific Standard Time, on the record date, you would receive [*] subscription rights and would have the right to purchase [*] shares of common stock (rounded down from [*] subscription rights) for $[*] per share.

Is there an over-subscription privilege?

Yes.  If you purchase all of the shares available to you pursuant to your basic subscription rights, you will be able to subscribe for shares that are not being purchased by other existing shareholders through the exercise of their basic subscription rights, subject to the limitations described below. Shares of our common stock will be available for purchase pursuant to the oversubscription privilege only to the extent that those shares have not been subscribed for through exercise of other existing shareholders’ basic subscription rights.

  Will rights be offered to outside investors?

If you do not exercise your rights prior to the expiration of the Rights Offering, your rights will expire and the shares of common stock into which your rights are exercisable may be offered to outside investors that are not shareholders (the “Backstop Purchasers”).

Who are the Backstop Purchasers?

The Company does not currently have an agreement with any Backstop Purchaser as of the time of this Rights Offering.  However, the Company has identified certain potential Backstop Purchasers and is in the process of identifying others.

How does the backstop commitment work?

We have not entered into an agreement with any Backstop Purchaser as of the date of this Offering.  We plan to have the Backstop Purchasers purchase from us, at the subscription price, unsubscribed shares of common stock.  The Backstop Purchasers will purchase shares (in addition to their pro rata portion of the basic subscription right, if any) only if the shareholders do not purchase, in connection with the over-subscription privilege, any shares that remain after shareholders have exercised their basic subscription rights.

Why are we seeking Backstop Purchasers?

We are seeking Backstop Purchasers to provide the Company with the best chance of receiving a minimum level of net proceeds from the Rights Offering to satisfy our regulatory capital requirements.

How soon must I act to exercise my subscription rights?

The rights portion of the Rights Offering expires at 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion. After this time, no one can exercise subscription rights.  The final expiration date for the Rights Offering is 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion.

May I transfer my rights?

Yes, the rights are freely transferable.

Are we requiring a minimum subscription to complete the Rights Offering?

No, there is no minimum subscription required.

How was the subscription price determined?

In determining the subscription price, the board of directors considered a number of factors, including: a fairness opinion of D.A. Davidson, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained D.A. Davidson to advise us with respect to an appropriate per share price range for the subscription price of the shares in this rights offering and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole. We have agreed to pay D.A. Davidson a fairness opinion fee of $[*], as well as reasonable out-of-pocket expenses incurred by D.A. Davidson.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Can the Rights Offering be cancelled?

Yes. We may cancel the Rights Offering at any time before the completion of the offering period and for any reason. If the Rights Offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the Rights Offering. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the Rights Offering.

How do I exercise my subscription rights?

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Computershare Trust Company, before 5:00 p.m., Pacific Standard Time, on [*]. Do not deliver documents to the Company.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable.  If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $[*] per share.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves numerous risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

No. Our Board of Directors is not making any recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price or at all. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the Rights Offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

Will our directors and executive officers participate in the rights offering?

We expect our directors and executive officers, together with their affiliates, to participate in this offering at varying levels, but they are not required to do so. Directors and executive officers, as a group, have collectively committed to participate, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, will acquire shares that will cause their ownership to exceed 9.9% of our outstanding common stock. If the offering is fully subscribed, we anticipate that directors and executive officers will purchase approximately $[*] million of common stock. Our directors and officers are entitled to participate in the offering on the same terms and conditions applicable to all shareholders. Following the rights offering, our directors and executive officers, together with their affiliates, are expected to own approximately [*] shares of common stock, [*]% of our total outstanding shares of common stock if we sell 17,000,000 shares in the rights offering, including shares of our common stock they currently own.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When will I receive my new shares of common stock?

All shares that you purchase in the Rights Offering will be issued in book-entry, or un-certificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the Rights Offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to the Rights Offering. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

How many shares of common stock will be outstanding after the Rights Offering?

As of the record date, there were [*] shares of our common stock outstanding.  If all of our shareholders exercise their subscription rights in full, we will issue 17,000,000 shares of common stock in the rights offering, which represents approximately [*]% of the [*] shares of common stock potentially outstanding upon the completion of the rights offering.

How much money will we receive from the Rights Offering and how will such proceeds be used?

The net proceeds from the Rights Offering are estimated to be as much as $[*] if all of the shares of common stock underlying the rights to purchase shares of our common stock offered hereby are purchased.  If one half of the rights are exercised, the net proceeds will be $[*].  We intend to use $[*] of the proceeds from the sale of the securities to contribute to the Bank as additional capital in order to support its capital ratios and for general corporate purposes.  We may retain up to $[*] at the Company level to meet its expenses, including servicing debt on the trust preferred securities and payment of dividends on preferred stock.  However, our primary goal is to support the capital position of the Bank to comply with the Consent Order and the amount actually retained at Santa Lucia Bancorp will be dependent on satisfying that goal.

What if I have more questions?

If you have any questions or requests for assistance concerning the method of exercising your subscription rights or if you need additional copies of this prospectus, please contact Margaret Torres, the Company’s Chief Financial Officer, at 805-466-7087.  You will not pay any fees for your questions or requests for assistance or documents.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send all subscription rights certificates and subscription price payments to the subscription agent before the expiration date at the address below:

By First Class Mail Only
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.

By Overnight Courier
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription agent of your subscription rights certificate and other documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering period.

v

SUMMARY

This is only a summary and does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the documents incorporated by reference into the prospectus, which are described below under “Incorporation by Reference,” before deciding to exercise your subscription rights.

Unless we indicate otherwise, the number of shares as well as all per share and financial information in this Summary:

assumes an offering price of $[*] per share; and
does not give effect to the use of proceeds of the Offering.

SUMMARY OF THE OFFERING

Subscription Rights

We are distributing at no charge to record holders of our common stock as of 5:00 p.m., Pacific Standard Time, on the record date of [*], 2011, [*] transferable subscription rights for each share of common stock then held of record. For each whole subscription right that you own, you will have a right to buy from us one share of our common stock at a subscription price of $[*] per share. You may exercise some or all of your subscription rights, or you may choose not to exercise any of your subscription rights.

Subscription Price

$[*] per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the Rights Offering period.

Record Date

[*]

Expiration of the rights portion of the Rights Offering

 [*]

Final expiration date for the Rights Offering

[*]

Procedure for Exercising Your Rights

You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Computershare Trust Company, before the expiration of the rights offering period. Your payment must also clear prior to the expiration of the Rights Offering period.

You may deliver the documents and payments by first class mail or courier service.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the expiration date of the Rights Offering.

No Minimum Offering Amount

There is no minimum amount of capital that we must raise through the Rights Offering before we close the offering and issues shares of our common stock.  While we hope we can raise sufficient capital through this Rights Offering to satisfy the Consent Order, no assurance can be given that we will in fact raise the required $12 million in capital provided for in the Consent Order.  Please see “Risk Factors.”

Use of Proceeds

The net proceeds from the Rights Offering are estimated to be as much as $[*] if all of the shares of common stock underlying the rights to purchase shares of our common stock offered hereby are purchased.  If one half of the rights are exercised, the net proceeds will be $[*].  We intend to use $[*] of the proceeds from the sale of the securities to contribute to the Bank as additional capital in order to support its capital ratios and for general corporate purposes.  We may retain up to $[*] at the Company level to meet its expenses, including servicing debt on the trust preferred securities and payment of dividends on preferred stock.  However, our primary goal is to support the capital position of the Bank to comply with the Consent Order and the amount actually retained at Santa Lucia Bancorp will be dependent on satisfying that goal.

Amendment; Cancellation; Change of Record Date

We may amend the terms of the Rights Offering or extend the subscription period of the Rights Offering. We also reserve the right to cancel the Rights Offering at any time before the completion of the Rights Offering and for any reason. If the Rights Offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the Rights Offering. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the Rights Offering, and we may be required to do so to comply with the Company’s bylaws.

No Revocation by Investors

All exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the Rights Offering.

Shares Outstanding After Completion of Rights Offering

If all [*] of the shares underlying the rights are issued through this Rights Offering, we will have [*] shares of common stock outstanding.  Accordingly, assuming such full exercise of rights, the shares being offered in the Rights Offering represent [*]% of our currently outstanding shares of common stock.  If only one half the rights are exercised and we issued [*] shares of common stock in the Rights Offering, we will have [*] shares of common stock outstanding.

Sale to Backstop Purchasers

After the expiration date of the subscription rights, the Company may sell to certain Backstop Purchasers, at the subscription price, unsubscribed shares of common stock.  The Backstop Purchasers will be able to purchase shares which remain after the shareholders have exercised their basic subscription rights and any over-subscription privileges.  No compensation will be paid to any Backstop Investor as part of this transaction.

Issuance of Common Stock

If you purchase shares of common stock through the Rights Offering, we will issue those shares to you in book-entry, or un-certificated, form as soon as practicable after the completion of the Rights Offering. Stock certificates will not be issued for shares of our common stock purchased in the Rights Offering.

SANTA LUCIA BANCORP

We are the bank holding company for Santa Lucia Bank (also referred to as “Bank”), a California state chartered bank that is a member of the Federal Reserve System.  At March 31, 2011, we had total assets of $246.3 million, total net loans held for investment of $168.7 million, total deposits of $230.7 million and shareholders’ equity of $7.1 million.

Santa Lucia Bancorp (also referred to as “Company”) was organized as a California corporation and incorporated in 2006.  Effective as of April 2006, Santa Lucia Bancorp became a bank holding company by acquiring all of the outstanding common stock of the Bank.

At this time, Santa Lucia Bancorp functions primarily as the holder of all of the Bank’s common stock. It may, in the future, acquire or form additional subsidiaries, including other banks to the extent permitted by law, although Santa Lucia Bancorp has no plans to do so in the immediate future. Santa Lucia Bancorp does not own or lease any property and has no paid employees; however, it shares the facilities and employees of the Bank.

The principal office of Santa Lucia Bancorp is 7480 El Camino Real, Atascadero, California 93422, and the telephone number is (805) 466-7087.  Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SLBA”.

SANTA LUCIA BANK

Santa Lucia Bank is a California state bank, and member of the Federal Reserve System, formed in 1985.  The Bank is headquartered in Atascadero, California. Santa Lucia Bank has 4 branches in communities on the Central Coast of California, including Paso Robles, Atascadero, Arroyo Grande, and Santa Maria. We deliver a complete array of commercial bank products and services with an emphasis on customer relationships and personalized service.

The Bank provides community banking services in its market areas offering a wide variety of deposit products, commercial, residential and consumer loans and other traditional banking products and services that are designed to meet the needs of small and middle market businesses and individuals. As a full service community bank, Santa Lucia Bank seeks to differentiate itself from its competitors through superior personal service, responsiveness and local decision-making.

Our customers are generally small- to medium-sized businesses (generally representing businesses with less than $25 million in annual revenues) that require highly personalized commercial banking products and services that we deliver in our relationship banking style. We believe that our customers prefer locally owned and managed banking institutions that provide responsive, personalized service and customized products. A substantial portion of our business is with customers who have long-standing relationships with our officers or directors or who have been referred to us by existing customers.

The Bank’s solid core banking operation is driven by a strong core deposit base and relationship banking. Since its inception, the Bank has built a loyal customer base in the communities it serves.  In addition, we have a dedicated board of directors and management team, who are committed to enhancing shareholder value and continuing to provide a positive customer experience. Our Board members have businesses located on the Central Coast, particularly in San Luis Obispo County. Our committed employees strive to make a real difference in the community.

The Bank’s headquarters is located at our Atascadero branch at 7480 El Camino Real, Atascadero, California 93422, and the telephone number is (805) 466-7087.  We maintain a website at www.santaluciabank.com .  None of the information on such website is deemed to be incorporated herein.

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.santaluciabank.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. None of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

EVENTS OF 2009 AND 2010

In 2009 and 2010, we suffered losses of $1.8 million and $14.8 million, respectively.  For the three months ended March 31, 2011, the Company had a net loss of $349 thousand. These losses were primarily the result of:

•	a major economic recession in our market area, California and the nation which resulted in decreasing real estate values and significant unemployment;

•	a concentration in land and construction loans; and

•	weaknesses within the loan administration function, see “Summary – Regulatory Matters” and “Risk Factors — Risks Related to Our Business and Market.”

The confluence of these circumstances led to our deteriorating financial condition through 2009 to present. We continue to experience a challenging credit environment and continued economic weakness. During 2010 and through the first quarter of 2011, the Bank continued to be proactive in identifying problem loans, quantifying impairment if any, and developing resolution plans suitable for each, which required a comprehensive loan-by-loan review. Since December 31, 2009, the Bank has experienced significant material deterioration with certain large credit relationships contained in its loan portfolio.  At December 31, 2008, 2009, and 2010, non-performing loans totaled $1.61 Million, $6.41 Million, and $23.95 Million, respectively, and total non-performing assets totaled $1.61 Million, $6.84 Million, and $26.07 Million, respectively.  For the years ended December 31, 2008, 2009, and 2010, total charge offs, net of recoveries, totaled $338 Thousand, $4.38 Million, and $7.59 Million, respectively.  At March 31, 2011, non-performing loans totaled $22.81 Million and total non-performing assets totaled $25.85 Million.  For 2011, charge offs, net of recoveries, through March 31, 2011, totaled $902 Thousand.  Among other things, the significant deterioration in asset quality has resulted in significant provision expense during 2009 and 2010, and to date in 2011.  Provision expense in 2009 was $5.46 Million, was $15.2 million in 2010, and we have recognized $370 thousand in provision expense through March 31, 2011.  The significant provision expense has resulted in an allowance for loan and lease losses that totaled $10.47 Million at March 31, 2011, representing 5.82% of total loans at that date.

In response to the deterioration in asset quality and recent regulatory examinations, we have undertaken a number of actions, including, among other things, strengthening credit oversight, completing a third party loan review of approximately 90% of the loan portfolio, instituting a policy of obtaining third party credit reviews every six months, and putting in place a policy to seek updated appraisals at least annually but in certain circumstances more frequently on all classified loans secured by real property. We obtain a current appraisal at the time that a loan migrates to other real estate owned.  Efforts initiated in 2010 to reinforce the oversight of the loan portfolio, specifically with respect to problem assets, along with expanded independent third party loan review have resulted in applying a more stable methodology in regard to problem asset resolution. However, as a result of the continuing decline in commercial real estate values in our market area, a $15.2 million provision for loan losses was recognized during 2010. This increase in the provision along with other factors resulted in a net loss of $14.8 million for 2010. For the three months ended March 31, 2011, we made a provision of $370 thousand. Our capital has been significantly reduced as a result of the losses in 2009, 2010 and the first quarter of 2011. We must now recapitalize the Company and the Bank.

As a result of the deterioration we have experienced in the loan portfolio, non-performing assets, which include nonaccrual loans, loans past due 90 days and still accruing, and other real estate owned totaled $25.9 million at March 31, 2011, compared to $26.1 million at December 31, 2010. Reducing the level of non-performing assets will take a significant effort and will continue through 2011 and beyond. We have dedicated additional resources and will continue our proactive approach to managing our non-performing assets with aggressive loan resolution strategies and loan sales, as appropriate. We expect that many of these assets will eventually require foreclosure and subsequent sale by the Bank. This will prove to be a detriment to our earnings since we will not be earning any interest on the non-performing asset, will also have the cost of carrying the property while awaiting sale, and may experience further losses if the value of such property declines.

As a result of the continued deterioration in asset quality, earnings and capital our sources of available liquidity have declined. The Bank was prohibited from renewing or obtaining brokered deposits as of August 16, 2010.  As of that date, the Bank had no brokered deposits.   In order to preserve capital we have deferred TARP dividend payments and trust preferred interest payments.  Our ability to raise additional liquidity through deposit campaigns and interest deposits is subject to pricing limitations.

STRENGTHS

Since 1985, we have served a key role in funding the economic engine in the markets we serve, working hand-in-hand to support local businesses. We have a strong branch system that has continued to grow our customer base. Despite the losses in 2009, 2010 and the first quarter of 2011, which resulted from significant provisions for credit losses and expenses/losses related to other real estate owned (“OREO”), the Company has significant core operating strengths, including ample liquidity, a strong core deposit base, low cost of funds, and a very loyal customer base.

We feel that these core strengths are an important measure as they show the effects of the Company’s core operations and do not change significantly as a result of outside economic influences. We believe that with an improved economy, we will record significantly smaller provisions for credit losses and will have significantly reduced OREO expenses.

OUR MANAGEMENT TEAM

Our current senior management team includes John C. Hansen, President and Chief Executive Officer, Margaret A. Torres, Executive Vice President / Chief Financial Officer/ Chief Administrative Officer, and Claudya Ross, Executive Vice President / Chief Credit Officer.  Ms. Torres and Ms. Ross are recent additions to the executive management team as part of the Bank’s efforts to improve asset quality and management of the Bank.  The following are brief biographies for our senior officers:

John C. Hansen, President and Chief Executive Officer,   for Santa Lucia Bank and its parent, Santa Lucia Bancorp from January 1, 2009 to Present. Responsibilities include overall direction for the Bank and Bancorp to maximize income, return on equity and return on assets; provides leadership in establishing current and long-range objectives, strategies, policies and plans. From 1962 to 1982 he held various positions in operations, data processing, accounting, auditing and administration.  He held the position of CFO beginning with San Joaquin Bank, Bakersfield Ca, from 1982 to 1987,  Guardian Federal Savings, Bakersfield, Ca. 1987 to 1990, Central Coast National Bank, Arroyo Grande Ca, 1990 to 1993 and from 1993 to 1995 he held the position of President, CEO, CFO and Director of Central Coast National Bank.  In 1995 Central Coast National Bank merged with Santa Lucia National Bank and he held various positions until 1998 when he was promoted to CFO of Santa Lucia Bank.

Margaret A. Torres, Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Santa Lucia Bank and its parent, Santa Lucia Bancorp from September 2010 to present. Responsibilities include all SEC, Regulatory and Board reporting, Investment Portfolio Management, Bank Operations, Investor Relations and Strategic Planning.  From 1970 to 1985 she held various positions in operations, lending, data processing, accounting and administration. She has held the position of CFO beginning with Simi Valley Bank, Simi Valley, Ca from 1985 to 1991, Antelope Valley Bank, Lancaster, Ca from 1991 to 1999 and Heritage Oaks Bank/Heritage Oaks Bancorp from February 1999 to August 2010.

Claudya Ross, Executive Vice President and Chief Credit Officer , for Santa Lucia Bank from July 2010 to present, previously Senior Vice President/ Credit Administration from December 2009 to July 2010.  Responsibilities include management of lending activities of the organization including risk management of the loan portfolio.  She held various lending positions at American Perspective Bank including Chief Lending Officer from September 2007 to December 2009.  Prior to this she was employed by Santa Lucia Bank from 1985 to 2007.

BANK RESPONSES

Under the leadership of Mr. Hansen, the revised executive management team and the Board of Directors have taken a number of proactive steps to stabilize the Bank and reduce losses. These steps have included:

•	significantly increasing board oversight of management and the Bank in an effort to respond to the recession and weaknesses identified in loan administration through recent Bank examinations;

•	completing a comprehensive review of the loan portfolio;

•	managing and reducing classified assets to reduce the risk profile of the Bank;

•	reorganizing the credit administration and underwriting functions, including internal control enhancement;

•	hiring a number of new senior officers;

•	reducing certain assets in order to reduce balance sheet risk and support regulatory capital ratios;

•	changing the funding mix by reducing time deposits and focusing on building additional core deposits; and

•	becoming more efficient by centralizing operations and reducing non-interest expense.

MAJOR CHALLENGES

Despite the foregoing efforts and accomplishments, the Board of Directors and management are faced with several major challenges in the short run in attempting to overcome the events of 2009 and 2010. These major challenges include:

Recapitalization

Our capital has been significantly reduced as a result of the losses in 2009, 2010 and the first quarter of 2011. We must now recapitalize the Company and the Bank. As discussed previously, the Written Agreement requires the Company and Bank to submit a capital plan to the FRBSF containing minimum capital ratios for the Bank that would raise them above their current levels.  In addition, and as discussed below, effective May 3, 2011, the Bank entered into a Consent Order (the “Order”) with the California Department of Financial Institutions (“DFI”) which, among other things, requires that the Bank achieve and then maintain certain capital ratios significantly in excess of current capital levels.  In order to comply with the requirements set forth in the Order, we need to achieve a combination of new equity capital and earnings of approximately $12 million.  To achieve such a result, we must:

•	increase the Bank’s capital by a minimum of $12 million through a combination of new equity capital and its earnings;

•	minimize future losses from the $22.8 million in non-performing loans we had at March 31, 2011 or from other assets; and/or

•	reduce assets from the amount at the first quarter end of 2011.

If we do not achieve all these goals, we will not be able to adequately recapitalize the Company, which would have a material adverse effect on the Company and the Bank and our ability to continue as a going concern. Failing to adequately recapitalize the Company or satisfy our regulatory capital requirements could lead to, among other things, additional regulatory enforcement actions including the imposition of civil monetary penalties against the Company, the Bank or both, the termination of insurance of the Bank’s deposits by the FDIC or the closing of the Bank with the imposition of a conservator or receiver.

It is possible that the proceeds of this Rights Offering will be less than the amount that is necessary to comply with the capital requirements set forth in the Order or to adequately recapitalize Santa Lucia Bancorp and Santa Lucia Bank.

We view satisfying our capital requirements as only the first step in our recapitalization. We anticipate that further capital will be necessary in order to (i) execute our growth strategy once our financial position improves and (ii) keep us in compliance with the written agreement and the Order. The economic recession has provided a number of opportunities for expansion for a well-capitalized institution which is in satisfactory regulatory condition.

Regulatory Matters

In light of the challenging operating environment, along with the Bank’s elevated level of non-performing assets, Santa Lucia and the Bank are subject to increased regulatory scrutiny.

Consent Order with the DFI

The DFI completed an examination of the Bank in the fourth quarter of 2010 and the Bank’s condition has been further downgraded.  Further, as a result of said examination, the Bank  received a formal enforcement action from the DFI in the form of a consent order.  Effective May 3, 2011, Santa Lucia Bank entered into the Order with DFI addressing, among other items, increased capital for Santa Lucia Bank.  Among other things, the Order requires that:

•
The board of directors of Santa Lucia Bank develop, adopt and submit a plan to improve Santa Lucia Bank’s current condition, including, but not limited to, increasing the tangible shareholder’s equity, or merging or selling Santa Lucia Bank with, or to, an acquirer or investor acceptable to the Commissioner of the DFI (the “Commissioner”).

•
Within 90 days from the effective date of the Order, Santa Lucia Bank increase its shareholders’ equity by $12 million and thereafter, maintain its shareholder’s equity in an amount not less than 9% of Santa Lucia Bank’s total assets;

•
Every two weeks, Santa Lucia Bank shall provide the Commissioner and the Federal Reserve Bank of San Francisco with a written update on the status of its efforts to either recapitalize Santa Lucia Bank or to effect or a merger, sale or other acquisition of Santa Lucia Bank in accordance with the Order.

The Order will remain effective and enforceable until amended, suspended or terminated by the Commissioner.  The foregoing description of the Order is a summary and does not purport to be a complete description of its terms, and is qualified in its entirety by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2011.

As previously disclosed, the Order was the result of a recent examination of Santa Lucia Bank by the DFI that resulted in certain criticisms of Santa Lucia Bank.  Many of the requirements of the Order reflect recommendations or requirements from the Report of Examination that Santa Lucia Bank has been working on since the date of the examination.  Santa Lucia Bank will continue its efforts to comply with all provisions of the Order, and believes it is taking the appropriate steps necessary to comply in a timely fashion.

Written Agreement with FRBSF

As previously disclosed by the Company, the FRBSF, which regulates the Company and the Bank, indicated at its last examination that it would seek a formal agreement with the Bank and Company to address certain weaknesses identified in that examination.  On December 23, 2010, the Company, the Bank, and the FRBSF entered into the Written Agreement addressing, among other items, management, operations, lending, asset quality and increased capital for the Bank and the Company, as appropriate.

The Written Agreement was the result of a recent examination of the Bank and the Company by the FRBSF that resulted in certain criticisms of the Bank, particularly related to the overall quality of the Bank’s loan portfolio.

The following lists the requirements of the written the Written Agreement and actions taken by the Company or the Bank as to those items:

•	The Company serve as a source of strength for the Bank;
o	Action Taken: On January, 28, 2011, the Bank submitted a plan to the FRBSF whereby the Company would serve as a source of strength for the Bank;
•	The board of directors of the Bank submit a plan to strengthen board oversight of the management and operations of the Bank;
o	Action Taken: On February 18, 2011, the Bank submitted a plan to the FRBSF;
•	The Bank submit to the FRBSF a plan to strengthen credit risk management practices;
o	Action Taken: On February 18, 2011, the Bank submitted a plan to the FRBSF and then on April 29, 2011, the Bank submitted revisions to this plan;
•	The Bank submit to the FRBSF revised written lending and credit administration policies and procedures;
o	Action Taken: On March 23, 2011, the Bank submitted revised written lending and credit administration policies and procedures to the FRBSF;
•
The Bank submit to the FRBSF a written program for the effective, ongoing third party review of the Bank’s loan portfolio, and that the board of directors take appropriate steps to ensure that the findings of such reviews are addressed by management;

o
Action Taken: On March 23, 2011, the Bank submitted a written program to the FRBSF.  In addition, the Bank engaged an independent third party to conduct asset quality reviews on a bi-annual basis. The first engagement in October 2010 included the review of over 73% of the entire loan portfolio with the second visitation in March 2011 that extended the coverage of loans to approximately 92% review overall;

•	The Bank maintain a fully funded Allowance for Loans and Lease Losses (“ALLL”)
o
Action Taken: On January 28, 2011 and April 29, 2011, the Bank submitted Quarterly Progress Reports to the FRBSF.  Since September 2010, the Bank, in consultation with its regulators and third party vendors has been making revisions to the ALLL methodology. Based on the Bank’s historical loss migration analysis, the qualitative adjustments made to reflect weakness perceived in the economy, FAS 114 impairments and other available and known information, the Bank believes that the present levels of reserves approximates the appropriate level of loan loss reserves.  While there have been changes to the methodology, overall the levels of reserves as a percent of gross loans was 4.95%, 5.84% and 5.82% at September 30, 2010, December 31, 2010 and March 31, 2011, respectively;

•
The Company and the Bank submit to the FRBSF an acceptable joint written plan to maintain sufficient capital at the Bank, and notify the FRBSF following any calendar quarter in which the Bank’s capital ratios fall below minimums set forth in such plan, including in such notice steps the Bank or Company intend to take to increase capital ratios;

o	Action Taken: On January 28, 2011, the Bank submitted its plan to the FRBSF. On April 29, 2011, the Bank submitted revisions to this plan to the FRBSF;
•	The Bank submit to the FRBSF an acceptable written contingency funding plan;
o	Action Taken: On January 28, 2011, the Bank submitted its plan to the FRBSF. On April 29, 2011, the Bank submitted revisions to this plan to the FRBSF;
•	The Bank submit to the FRBSF a written business plan for 2011 to improve the Bank’s earnings and overall condition;
o	Action Taken: On March 23, 2011, the Bank submitted a written business plan to the FRBSF;
•	The Bank seek regulatory approval for all dividend and other payments to stockholders
o	Action Taken: The Bank took no actions that required such approval;
•
The Company and its nonbank subsidiary not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRBSF and the Director;

o	Action Taken: The institution took no actions that required such approval;
•	The Bank immediately take all necessary steps to correct all violations of laws and regulations cited in the Report of Examination;
o	Action Taken: The Bank completed this in December 2010;
•	The Company and the Bank submit any new officer or director, or change in any existing officer’s or director’s duties, to the FRBSF for prior approval or non-objection;
o	Action Taken: The Company nor the Bank took no actions that required such approval;
•	The Company and the Bank seek prior approval or non-objection from the FRBSF before making any indemnification or severance payment to an officer or director;
o	Action Taken: The Company nor the Bank took no actions that required such approval;
•	The Company and the Bank submit to the FRBSF joint quarterly written progress reports on efforts to comply with the Written Agreement;
o	Action Taken: Written Progress Reports were submitted to the FRBSF on January 28, 2011 and April 29, 2011.

The FRBSF completed a targeted asset quality review in the fourth quarter of 2010, and determined that there had been further deterioration in the Bank’s loan portfolio.  We do not anticipate any action in addition to the Written Agreement because of this targeted asset quality review.

The Written Agreement will remain effective and enforceable until stayed, modified, terminated or suspended in writing by the FRBSF. The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of its terms, and is qualified in its entirety by reference to a copy of the Written Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 29, 2010.

As previously disclosed, the Written Agreement was the result of a recent examination of the Bank and the Company by the FRBSF that resulted in certain criticisms of the Bank, particularly related to the overall quality of the Bank’s loan portfolio.  Many of the requirements of the Written Agreement reflect recommendations or requirements from the Report of Examination that the Bank has been working on since the date of the examination.  The Company and the Bank will continue their efforts to comply with all provisions of the Written Agreement, and believe they are taking the appropriate steps necessary to comply in a timely fashion.
Our capital has been significantly reduced as a result of the losses in 2009, 2010 and 2011. We must now recapitalize the Company and the Bank. If we do not achieve the requirements imposed by the Order, it will have a material adverse effect on the Company and the Bank and our ability to continue as a going concern. Failing to adequately recapitalize the Company or satisfy our regulatory capital requirements could lead to, among other things, additional regulatory enforcement actions including the imposition of civil monetary penalties against the Company, the Bank or both, the termination of insurance of the Bank’s deposits by the FDIC or the closing of the Bank with the imposition of a conservator or receiver.

While the Company and Bank are moving diligently to comply with the Written Agreement and the Order and to respond to the criticisms of the FRBSF and DFI, there can be no assurance that full compliance will be achieved with either the Written Agreement or the Order.  As a result, the Company and the Bank could become subject to further regulatory restrictions or penalties.  Full satisfaction of the Written Agreement and the Order will depend in part on raising a significant amount of additional capital.  The Company’s ability to raise capital will depend on market conditions, which are outside the Company’s control, and also on the Bank’s financial performance and condition.  Should the Bank’s asset quality continue to erode and require significant additional provision for loan losses, resulting in additional future net operating losses at the Bank, the Company’s ability to raise capital may be impaired.  In addition, further operating losses would cause the Bank’s capital levels to decline further, requiring the raising of more capital.

Strengthen the Balance Sheet

Non-performing assets, which include nonaccrual loans, loans past due 90 days and still accruing, and other real estate owned totaled $25.9 million as of March 31, 2011.  Reducing the level of non-performing assets will take a significant effort and will continue through 2011 and beyond. We have dedicated additional resources and will continue our proactive approach to managing our non-performing assets with aggressive loan resolution strategies and loan sales, as appropriate. We expect that many of these assets will eventually require foreclosure and subsequent sale by the Bank. This will prove to be a detriment to our earnings since we will not be earning any interest on the non-performing asset, will also have the cost of carrying the property while awaiting sale, and may experience further losses if the value of such property declines, as discussed below.

We have completed reappraisals of the real property securing our non-performing and impaired loans and have marked these assets to their lower market values less costs to sell which contributed to our losses in 2008, 2009, 2010 and through the first quarter of 2011. While we believe that our current loan loss reserve is adequate to absorb future losses based on these reappraisals, any further deterioration in real property values will lead to further losses and a decrease in capital.

Based on the requirements of the Order, we estimate that we needed to achieve a combination of new equity capital and earnings of approximately $12 million in order to appropriately recapitalize the Company and Bank.  While the Bank has not been able to meet this goal, the Company is continuing its efforts to raise the capital needed to reach and exceed the capital requirements imposed by its regulators. To meet the capital requirements, we must:

•	increase the Bank’s capital by a minimum of $12 million through a combination of new equity capital and its earnings;

•	minimize future losses from the $22.8 million in non-performing loans we had at March 31, 2011 or from other assets; and/or

•	reduce assets from the amount at first quarter end of 2011.

If we do not achieve all these goals, we will not be able to adequately recapitalize the Company, which would have a material adverse effect on the Company and the Bank and our ability to continue as a going concern. Failing to adequately recapitalize the Company or satisfy our regulatory capital requirements could lead to, among other things, additional regulatory enforcement actions including the imposition of civil monetary penalties against the Company, the Bank or both, the termination of insurance of the Bank’s deposits by the FDIC or the closing of the Bank with the imposition of a conservator or receiver.

Satisfying the capital requirements imposed by our regulators is only the first step in Company’s recapitalization plan. We anticipate that further capital will be necessary in order to (i) execute our growth strategy once our financial position improves and (ii) keep us in compliance with the written agreement and likely consent order. The economic recession has provided a number of opportunities for expansion for a well-capitalized institution which is in satisfactory regulatory condition.

Return to Profitability

It is essential that we return to profitability to support our long term growth in assets and shareholder value. If we are able to successfully manage our problem assets, management believes that there are several significant earnings drivers which will lead to sustained earnings growth and profitability. These drivers include:

•	decreasing our cost of funds to further enhance our net interest margin;

•	approximately $4.0 million in net operating loss carry forwards to shelter future income from taxes, subject to certain limitations;

•
increasing our SBA department to generate small business government guaranteed loans which can be retained for earnings or, when eligible, sold in the secondary market for a premium with the possibility of service fee income; and

•	increasing operating efficiencies and cost reduction measures which should favorably impact non-interest expense.

OUR BUSINESS STRATEGY

Our long-term business strategy is to provide comprehensive banking and related services to small- to medium-sized businesses and their employees. The key elements of our strategy are as follows:

Maintain our emphasis on business banking:

Our focus on providing comprehensive banking services to small- to medium-sized businesses continues to help us grow our core non-interest bearing deposit base and maintain our strong net interest margin.

Increase market share:

Because of severe market dislocations in San Luis Obispo and northern Santa Barbara Counties related to the financial crisis, we believe that there is significant potential to increase business with current customers, to attract new customers in our existing markets, and to position ourselves to enter new markets. Quality service, which is an integral part of our culture, and doing business locally, are reasons that the Bank’s customers prefer our locally-based organization.

Use technology to expand customer base:

While our strategy continues to emphasize superior personal service, we also take advantage of user-friendly technology-based systems to attract customers who may prefer to interact with their financial institution electronically. We offer technology-based services including voice response banking, debit cards, online banking, bill pay and cash management, remote deposit capture, ATMs and an internet website. We believe the availability of both traditional banking services and electronic banking services enhance our ability to attract a broader range of customers.

Maintain and recruit highly competent personnel:

We have developed a strong corporate culture that has allowed us to recruit and retain some of the best bankers in the Southern California market. We are committed to attracting, developing and retaining people who are significantly knowledgeable about the banking industry and passionate about the communities which we serve. Our compensation and benefits program is competitive. The individuals who comprise our executive management team have an average of thirty-four years of banking industry experience, and our business development and service personnel are well-respected, as well as, very involved in our communities.

Maintain a strong balance sheet by augmenting our capital:

To support the strategies outlined above and in addition to a focus on our underwriting and loan portfolio management, we believe that the strength of our balance sheet has thus far enabled us to endure the current economic downturn in California and the Central Coast. While our non-performing loans have remained elevated, the level of non-performing loans that are current with their payments is high at 79.0% at March 31, 2011.  As of March 31, 2011, the ratio of our allowance for loan losses to total loans was 5.82% and our liquidity position is strong, with $51.4 million in overnight liquidity and securities. As of March 31, 2011, the Bank's regulatory capital ratios were considered “adequately capitalized.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the selected consolidated financial information set forth below in conjunction with our historical consolidated financial statements and related notes, included in our annual report on Form 10-K incorporated by reference into this Prospectus. See “Incorporation by Reference.”  The Statement of Financial Condition Data as of December 31, 2010, 2009, 2008 and 2007 and our Statement of Operations Data for the years ended December 31, 2010, 2009, 2008 and 2007 have been derived from our audited financial statements, included in this Prospectus through the incorporation by reference of our annual report on form 10-K for the year ended December 31, 2010.  See, “Incorporation of Certain Information by Reference.”

SUMMARY FINANCIAL DATA
	For the Three Months Ended,		At or For the Period Ended December 31,
	March 2011	March 2010	2010	2009	2008	2007
	(dollars in thousands except per share data)
Summary of Operations:
Interest Income	$2,692	$3,338	$12,587	$13,851	$15,276	$17,719
Interest Expense	359	664	2,291	3,021	3,877	4,824

Net Interest Income	2,333	2,674	10,296	10,830	11,399	12,895
Provision for Loan Loss	370	8,748	15,198	5,460	975	-

Net Interest Income After Provision for Loan Losses	1,963	(6,074)	(4,902)	5,370	10,424	12,895
Noninterest Income	158	213	1,610	1,236	1,111	1,071
Noninterest Expense	2,470	2,420	10,655	9,865	9,763	9,029

(Loss)/ Income Before Income Taxes	(349)	(8,281)	(13,947)	(3,259)	1,772	4,937
Income Tax Expense/(Benefit)	-	807	807	(1,434)	(633)	(1,934)

Net (Loss)/Income	$(349)	$(9,088)	$(14,754)	$(1,825)	$1,139	$3,003

Dividends and Accretion on Preferred Stock	$60	$60	$240	$240	$-	$-

Net earnings (losses) Applicable to Common Shareholders	$(409)	$(9,148)	$(14,994)	$(2,065)	$1,139	$3,003

Cash Dividends Paid	$-	$-	$-	$483	$963	$871

Per Common Share Data:
Net Income - Basic	$(0.20)	$(4.57)	$(7.49)	$(1.05)	$0.59	$1.55
Net Income - Diluted	$(0.20)	$(4.57)	$(7.49)	$(1.05)	$0.58	$1.51
Dividends	$-	$-	$-	$0.25	$0.50	$0.45
Tangible Book Value	$1.57	$4.92	$1.77	$9.70	$11.21	$11.01

Common Outstanding Shares:	2,003,131	2,003,131	2,003,131	1,961,334	1,923,053	1,924,873

Statement of Financial Condition Summary:
Total Assets	$246,274	$267,243	$249,801	$269,923	$251,880	$248,640
Total Investment Securities	31,089	32,729	32,542	40,990	38,470	56,107
Total Deposits	230,711	245,290	233,867	238,723	212,317	212,718
Total Net Loans	168,744	191,551	176,750	198,099	186,632	166,619
Allowance for Loan Losses	10,467	11,226	10,999	3,386	2,310	1,673
Total Shareholders' Equity	7,149	13,853	7,545	23,030	25,551	21,189

Asset Quality:
Loans on Non-Accrual	$22,810	$20,245	$23,945	$6,407	$1,614	$2,176
Loans Past Due >90 days and still accruing	$-	$-	$-	$-	$-	$-
OREO	$3,042	$1,122	$2,123	$428	$-	$-
Loans Past Due 30-89 days	$168	$519	$606	$5	$2,674	$-

Selected Ratios:
Return on Average Assets	-0.16%	-3.38%	-5.65%	-0.69%	0.46%	1.22%
Return on Average Equity	-5.47%	-39.74%	-107.53%	-7.18%	5.19%	14.87%
Net Interest Margin	4.03%	4.41%	4.16%	4.49%	5.05%	5.92%
Average Loans as a Percentage of Average Deposits	78.76%	84.58%	82.46%	87.82%	83.84%	76.11%
Allowance for Loan Losses to Total Loans	5.82%	5.54%	5.84%	1.67%	1.22%	0.99%

Company Capital Ratios:
Tier I Capital to Average Assets	4.01%	6.94%	4.02%	10.28%	11.89%	10.50%
Tier I Capital to Risk-Weighted Assets -	5.68%	8.89%	5.72%	12.54%	14.41%	13.20%
Total Capital to Risk-Weighted Assets -	8.40%	10.24%	8.30%	13.87%	15.92%	14.60%

OTHER RECENT DEVELOPMENTS

Recent Management Change

Stan Cherry has agreed to return to the Bank as a Senior Vice President in an effort to assist the Bank’s recently appointed Chief Credit Officer, Claudya Ross, with managing the Bank’s loan portfolio and instituting revised and enhanced lending policies and procedures.  As the former President and Chief Executive Officer of the Bank, Mr. Cherry brings with him invaluable experience to help the Bank manage through this difficult time.

Other Strategic Alternatives

In recognition of the difficult capital markets and in an effort to fully explore all possible solutions for the Company’s and Bank’s capital requirements and to enhance shareholder value, the Company, through its financial advisor D.A. Davidson & Co.,  is in discussions for possible merger or acquisition opportunities.  If, prior to or while the Rights Offering is pending, the Company signs a definitive agreement concerning a merger or other acquisition, it is the Company’s present intent to suspend the Rights Offering.  Should a merger or other acquisition transaction actually close, the Company will terminate this Rights Offering prior to such closing and return all subscription funds received to the relevant subscriber.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  If any of the following risks actually occur, our financial condition and results of operations could be materially and adversely affected.  If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment. The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

The term “Company” refers to Santa Lucia Bancorp.  The terms “Santa Lucia” or “us” or “our” refer to Santa Lucia Bancorp and Santa Lucia Bank on a consolidated basis.  “Bank” refers to Santa Lucia Bank.

Risks Related To This Rights Offering And An Investment In Santa Lucia’s Shares

Our banking subsidiary and the Company entered into a written agreement with the Federal Reserve Bank of San Francisco to address, among other things, lending, credit and capital related issues which may materially impact our operations.

In light of the current challenging operating environment, along with our elevated level of non-performing assets, delinquencies, and adversely classified assets, we are subject to increased regulatory scrutiny and additional regulatory restrictions, and a written agreement with the Federal Reserve Board or the Federal Reserve Bank of San Francisco, as the case may be (collectively referred to herein as the “FRB”).  Following the FRB’s regularly scheduled examination of our banking subsidiary during the second quarter of 2010 on December 23, 2010, the Company, the Bank and the FRB entered into the Written Agreement, effective December 23, 2010, addressing, among other items, management, operations, lending, asset quality and increased capital for the Bank and the Company, as appropriate.

The Written Agreement was the result of a recent examination of the Bank and the Company by the FRB that resulted in certain criticisms of the Bank, particularly related to the overall quality of the Bank’s loan portfolio.  Many of the requirements of the Written Agreement reflect recommendations or requirements from the Report of Examination that the Bank has been working on since the date of the examination.  The Company filed a Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 29, 2010 that, in addition to describing the terms of the Written Agreement in more detail, includes a copy of the same as an Exhibit.

If the Company and Bank fail to comply with the Written Agreement, we may become subject to further regulatory enforcement actions up to, and including, the appointment of a conservator or receiver for the Bank.

Santa Lucia Bank entered into a consent order with the California Department of Financial Institutions addressing, among other items, management, shareholder’s equity, distributions and increased capital for the Bank which may materially impact our operations.

The DFI completed its examination of the Bank in the fourth quarter of 2010.  Following the examination, and as a result of certain criticisms of Bank, specifically including criticisms relating to asset quality, the Bank’s loan portfolio and capital levels, the Bank entered into the Order with the DFI.  In particular, the Bank was given 90days to raise $12 million in equity capital, and must thereafter maintain its shareholder’s equity at 9% of total assets.  Many of the requirements of the Order reflect recommendations or requirements that the Bank has been working on since the DFI’s examination.  The Company filed a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2011 that describes the terms of the Order in more detail.

There can be no assurance that we will raise $12 million through this Rights Offering.  If the Bank fails to comply with the Order, the Bank may be subject to further regulatory enforcement actions up to, and including, the appointment of a conservator or receiver for the Bank.

We are required to maintain capital to meet regulatory requirements in the Order, and if we fail to meet and maintain those capital requirements, whether due to losses, an inability to raise sufficient capital in the Offering or otherwise, our financial condition, liquidity and results of operations, as well as your investment, would be adversely affected.

We were required by our regulators to raise $12 million and thereafter maintain the Bank’s shareholders equity to total assets ratio at 9% by early August 2011 in order to comply with the Order. Through the Offering, and any other efforts we may undertake, we may not be able to raise $12 million by the required deadline.  To raise that amount of capital and then maintain such a ratio, we must (i) increase the Bank’s capital through a combination of new equity capital and earnings, (ii) continue to reduce assets, and (iii) minimize further losses from the $23.95 million in non-performing loans we had at December 31, 2010 or from other assets. If we fail to achieve these goals, we will not be able to satisfy the capital requirement of the Order and this would have a material adverse effect on the Company and the Bank, including but not limited to additional regulatory enforcement actions such as, the imposition of civil monetary penalties against the Company, the Bank or both, the termination of insurance of the Bank’s deposits by the FDIC or the closing of the Bank with the imposition of a conservator or receiver.

Even if we satisfy the capital requirement of the Order, we will pursue various alternatives for additional capital in the future, which could dilute the holders of our outstanding common stock and may adversely affect the market price of our common stock.

In the current economic environment and with the need to recapitalize the Company beyond the amounts of new capital necessary to satisfy the capital requirement of the Order, we are constantly reviewing alternatives for raising capital in order to try to assure compliance with the Order, further strengthen our capital and better position us to take advantage of opportunities that may arise in the future. Such alternatives may include issuance and sale of additional common or preferred stock, additional trust preferred securities, or borrowings by us, with proceeds contributed to the Bank. Any such capital raising alternatives could dilute the holders of our outstanding common stock, including purchasers in this Offering, and may adversely affect the market price of our common stock.

 The subscription price determined for the Rights Offering is not an indication of the value of our common stock.

In determining the subscription price of $[*] per share, our Board of Directors considered a number of factors, including the recommendations made by the Company’s financial advisors, D.A. Davidson.  Our objective in establishing the subscription price is to achieve the targeted net proceeds from the Rights Offering while providing our existing shareholders with an opportunity to make an additional investment in our company with a reduced risk of dilution to their position in the company.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the Rights Offering, and you may not be able to sell the underlying shares of our common stock purchased during the Rights Offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the Rights Offering.

Our common stock is a penny stock and because “penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in connection with this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, a “penny stock” is a common stock that is not listed on a national securities exchange and trades for less than $5.00 per share. Prices often are not available to buyers and sellers and the market may be very limited. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission (the “SEC”). The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer broker-dealers to make a market in our stock.

Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares.

In addition to the “penny stock” rules promulgated by the SEC, Financial Industry Regulatory Authority (the “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares. Our securities are not currently “DTC eligible;” accordingly, because of FINRA policies and directives, you may find it difficult to deposit the certificates representing shares of the Company’s common stock with your broker, notwithstanding compliance with the 1933 Act and 1934 Act and SEC rules and regulations promulgated thereunder, by the Company and yourself.

The Rights Offering may cause the price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the Rights Offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the Rights Offering is completed, the Rights Offering may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the Rights Offering. If that occurs, your purchase of shares of our common stock in the Rights Offering may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights unless we are required by law to permit revocation, you could be committed to buying shares above the prevailing trading price at the time the Rights Offering is completed even if you later learn information about us that you consider unfavorable.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $[*] per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. In addition, if you exercise your subscription rights and later learn information about us that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise.

Our common stock is currently traded on the OCBB under the symbol “SLBA,” and the closing sale price of our common stock on [*], 2011 was $[*] per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration date of the Rights Offering.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise your subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until your account has been credited with those shares.  Moreover, you will have no rights as a shareholder of the shares you purchased in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the Rights Offering, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price or at all.

If you do not exercise your subscription rights, you will suffer dilution of your percentage of ownership.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other shareholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our equity securities relative to such other shareholders. As of the record date, there were [*] shares of common stock outstanding.  If all of our shareholders exercise their subscription rights in full, we will issue 17,000,000 shares of common stock in the Rights Offering, which represents approximately [*]% of the [*] shares of common stock potentially outstanding upon the completion of the Rights Offering.

We may cancel the Rights Offering at any time before the completion of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment, without interest or penalty.

We may at our sole discretion cancel the Rights Offering at any time before the completion of the Rights Offering. If we elect to cancel the Rights Offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the Rights Offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the Rights Offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the Rights Offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the Rights Offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared.  Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the Rights Offering.

Any uncertified personal check used to pay the subscription price in the Rights Offering must clear prior to the expiration of the Rights Offering period, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration of the Rights Offering period, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire transfer of same day funds.

Because we do not have any formal commitments from any of our shareholders to participate in the Rights Offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the Rights Offering.

We do not have any formal commitments from any of our shareholders to participate in the Rights Offering and there is no minimum subscription required. We cannot assure you that any of our shareholders will exercise all or any part of their subscription rights. Therefore, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the Rights Offering could be reduced and we could incur damage to our reputation.

Our management will have broad discretion over the use of the net proceeds from the Rights Offering, and we may not invest the proceeds successfully.

We currently intend to use the net proceeds from the Rights Offering for general corporate purposes, which may include investment in the Bank. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Historically, only a limited market has existed for Santa Lucia’s common stock and the Rights Offering may not substantially enhance the depth of such market.

Santa Lucia’s common stock has been traded infrequently in the over-the-counter market and Santa Lucia’s trading volume has been very small. The limited trading market for Santa Lucia’s common stock can cause fluctuations in the market value of Santa Lucia’s common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading of Santa Lucia’s common stock. While the Rights Offering may improve the level of trading of the common stock, such increase is unlikely to substantially enhance the depth of such market.

The concentration of ownership of our Board of Directors as well as certain provisions in our articles of incorporation and bylaws might deter a possible acquirer from pursuing an acquisition with us.

As of December 31, 2010, our Board of Directors and our executive officers beneficially own approximately 33.3% of our shares on a fully diluted basis and it is not anticipated that their beneficial ownership will be reduced substantially after this Rights Offering.  It would be very difficult for another entity or person to acquire control of us without the approval and support of our Board and executive officers.

Additionally, our articles of incorporation and bylaws contain certain provisions that could have an anti-takeover effect.  For instance, our ability to issue additional shares of common stock or to issue preferred stock could be used to frustrate a bidder seeking control.  Further, the advance notice requirement for the nomination of directors contained in our bylaws may make it more difficult for a person to elect themselves to our Board of Directors.

These anti-takeover provisions may make us a less attractive target for a takeover bid or merger, potentially depriving shareholders of an opportunity to sell their shares of common stock at a premium over prevailing market prices as a result of a takeover bid or merger.

Our stock price is affected by a variety of factors.

Stock price volatility may impact resale of your common stock when desired or at attractive prices.  Our stock price can fluctuate significantly in response to a variety of factors discussed in this section including, among other reasons:

•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to our company;

•	News reports relating to trends, concerns and other issues in the financial services industry; and

•	Perceptions in the marketplace regarding our company and/or its competitors.

We have limited the circumstance in which our directors will be liable for monetary damages.

We have included in our articles of incorporation a provision to eliminate the liability of directors for monetary damages to the maximum extent permitted by California law.  The effect of this provision will be to reduce the situations in which we or our shareholders will be able to seek monetary damages from our directors.

 We have also included in our bylaws a provision to indemnify our directors and officers and advance litigation expenses to the fullest extent permitted or required by California law, including circumstances in which indemnification is otherwise discretionary.  Such indemnification may be available for liabilities arising in connection with this offering.

Historically, Santa Lucia has paid cash dividends on its common stock but due to recent losses is prohibited to pay dividends under California law and other restrictions on dividends also apply.

 While it has historically paid cash dividends, in September 2009 and March 2010, the Company declared a stock dividend of 2% for each period. During the third quarter of 2010, the Company suspended future dividends.  In addition, the restrictions applicable to TARP recipients also places limitations on Santa Lucia’s payment of dividends, including requiring the prior approval of U.S. Treasury. Therefore, Santa Lucia intends to follow a policy of retaining earnings, if any, for the purpose of increasing its capital and supporting further growth. It is not anticipated that Santa Lucia will begin to pay cash dividends on its common stock anytime in the foreseeable future.

 The Written Agreement with the FRB included a restriction on the payment of dividends on the Company’s common stock.

 Finally, all dividends are declared and paid at the discretion of the Company’s board of directors and are dependent upon Santa Lucia’s liquidity, financial condition, results of operations, capital requirements and such other factors as Santa Lucia’s board of directors may deem relevant. Currently, Santa Lucia is ineligible to pay dividends under California law which provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution.  Santa Lucia has deficient retained earnings and therefore, does not currently meet this test.  Further, it is unlikely that this will change in the near future.

Santa Lucia’s participation in the U.S. Treasury's Capital Purchase Program (“CPP”) may pose certain risks to holders of our common stock.

Santa Lucia sold to the U.S. Treasury 4,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and warrants to purchase 38,869 shares of Santa Lucia's common stock. Although Santa Lucia believes that its participation in the CPP is in the best interests of our shareholders in that it will enhance Santa Lucia and Bank capital and provide additional funds for future growth, it may pose certain risks to the holders of our common stock such as the following:

•
The warrants, if exercised when the trading price for our common stock exceeds the strike price of the warrant, may be significantly dilutive to current common stockholders.  However, given the current stock price, the warrants, if exercised, would not be exercised at a price that exceeds the strike price of the warrant.

•	Warrants issued to the U.S. Treasury are immediately exercisable, thus the U.S. Treasury may at any time become a significant holder of Santa Lucia's common stock and possess significant voting power.
•
Although the Series A Preferred Stock issued to the U.S. Treasury is non-voting, the terms of the CPP stipulate that the U.S. Treasury may vote their senior equity in matters deemed by the U.S. Treasury to have an impact on their holdings.

•	Under the terms of the CPP, Santa Lucia must seek the approval of the U.S. Treasury for any increases in dividends paid to holders of our common stock as well as any repurchases of our common stock.
•	The U.S. Treasury may at any time change the terms of our participation in the CPP.
•	If Santa Lucia misses a total of six (6) quarterly dividend payments, the U.S. Treasury will have the right to appoint two directors to our board of directors.

Our outstanding preferred stock impacts net income available to our common stockholders and earnings per common share and the warrant issued to the U.S. Treasury as well as other potential issuances of equity securities may be dilutive to holders of our common stock.

The dividends declared and the accretion on our outstanding preferred stock will reduce the net income available to common stockholders and our earnings per common share. The preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding-up. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant issued to the U.S. Treasury is exercised. The shares of common stock underlying the warrant represent approximately 1.9% of the shares of our common stock outstanding as of December 31, 2010 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the U.S. Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction. In addition, to the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur additional dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.

The failure to pay dividends may result in the U.S. Treasury being able to elect two (2) members of Santa Lucia’s Board of Directors which would materially impact operations.

Following consultation with the FRB, on August 31, 2010 the Company elected to defer regularly scheduled dividends on the Series A Preferred Stock. As of December 31, 2010, the Company has missed two dividend payments. By deferring the dividends on the Series A Preferred Stock for a total of six quarters, whether or not consecutive, the U.S. Treasury will have the right to elect two members of the Company’s Board of Directors, voting together with any other holders of preferred shares ranking pari passu with the Series A Preferred Stock. These directors would serve on the Company’s Board of Directors until such time as the Company has paid in full all dividends not previously paid, at which time these directors’ terms of office would immediately terminate. Given the Company’s recent losses and accumulated deficit, it is unlikely the Company will resume payment of dividends on its Preferred Stock in 2011.  The election of members of the board of directors by the U.S. Treasury could materially impact the Company’s operations.

Our trust preferred securities have a priority right to payment of dividends and the failure to resume paying interest on our trust preferred securities may adversely affect us and your investment in our common stock.

 Historically, we have supported our growth through the issuance of trust preferred securities.  Trust preferred securities have a priority right to distributions and payment over our common stock.  At December 31, 2010, the Company had trust preferred securities totaling approximately $5.0 million.  After consultation with the FRB, the Company elected to defer interest payments on its trust preferred securities on August 31, 2010 for a period of up to 20 consecutive quarters (the “Deferral Period”).  Through December 31, 2010, the Company has deferred $48 thousand of interest.

  The terms of the trust preferred securities allow the deferral of payments of interest for the Deferral Period without default or penalty.  During the Deferral Period, the Company will continue to recognize interest expense associated with the trust preferred securities.  Upon the expiration of the Deferral Period, all accrued and unpaid interest will be due and payable.  During the Deferral Period, the Company is prevented from paying cash dividends to shareholders or repurchasing stock.  This prohibition on dividends limits our financing options and will prevent you, as well as other holders of our common stock, from receiving dividends until at least the termination of the Deferral Period.

Risks Associated With Our Business And Our Market

We may be subject to ongoing regulation, including restrictions on our lending activities, all of which will materially impact our operations.

Even though the Bank remains adequately capitalized as of December 31, 2010, the regulatory agencies have the authority to restrict our operations to those consistent with under-capitalized institutions.  For example, the regulatory agencies could impose restrictions that place limitations on our lending activities.  The regulatory agencies also have the power to limit the rates paid by the Bank to attract retail deposits in its local markets.  The Bank will likely be required to reduce our levels of non-performing assets within specified time frames.  These time frames might not necessarily result in maximizing the price that might otherwise be received for the underlying properties.  In addition, if such restrictions were also imposed upon other institutions that operate in the Bank’s markets, multiple institutions disposing of properties at the same time could further diminish the potential proceeds received from the sale of these properties.

We cannot accurately predict the effect of the current economic downturn and lack of stability in the financial markets on our future results of operations or market price of our stock.

The National Bureau of Economic Research announced that the U.S. entered into a recession in December 2007.  The national economy and the financial services sector in particular, are currently facing challenges of a scope unprecedented in recent history. The Company believes that the local economies in which it operates, Atascadero, Paso Robles, Arroyo Grande, and Santa Maria continue to decline as unemployment remains high, business cash flows continue to be weak, and the real estate market remains unstable. The state of California’s recent unbalanced budget continues to affect state employee’s monthly wages which is a significant component of our market employment base. Recent indications show the (not seasonally adjusted) unemployment rate within California as of March 31, 2010 of 13.0% compared to December 31, 2009 of 12.1%.

Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer delinquencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Financial institutions have experienced decreased access to deposits and borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets has adversely affected, and may continue to adversely affect, Santa Lucia’s business, financial condition, results of operations and stock price. Santa Lucia does not expect that the difficult conditions in the financial markets and in its own local market are likely to improve in the near future. A continuation of these conditions would exacerbate the adverse effects of these difficult market conditions on Santa Lucia and other financial institutions.

The University of California Santa Barbara Economic Forecast Project reports that the local real estate markets may show signs of slow growth averaging 1.0% to 2.0% in 2010 and 2011. New construction projects, even retail sites, are being developed in the San Luis Obispo County and expansion plans for the county’s prisons will certainly create jobs, especially in the construction field where they are critically needed. Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions.  Weakness in the commercial real estate sector is still intensifying. The decline in the labor market has produced a rapid decline in demand for office and industrial space and many retail store closings.  A continued decline in the housing and commercial real estate markets will adversely impact our business.

We cannot accurately predict the severity or duration of the current economic downturn and the lack of stability in the financial markets, which has adversely impacted the markets we serve.

A continued deterioration in economic conditions and a slow-down in growth generally could adversely affect Santa Lucia’s business, financial condition, results of operations and prospects. Such deterioration could result in a variety of adverse consequences.

A continued deterioration in economic conditions and a continued slow-down in growth generally could adversely affect Santa Lucia’s business, financial condition, results of operations and prospects. During the twelve months of 2010, the Company has increased its provision for loan losses to $15.2 million, increasing its ALLL to 5.84% of total loans.  This contributed to a year to date net loss of $15.0 million, or $7.49 per share at December 31, 2010.  Such deterioration could result in a variety of adverse consequences, including, but not limited to, the following:

•
Loan delinquencies may continue to increase, which would cause Santa Lucia to further increase loan loss provisions, further reduce Santa Lucia’s net interest income and earnings and further weaken Santa Lucia’s balance sheet;

•	Problem assets and foreclosures may continue to increase, which could result in higher operating expenses, as well as possible further increases in Santa Lucia’s loan loss provisions;

•	Demand for Santa Lucia’s products and services, including loans, may decline, which would cause Santa Lucia’s revenues, which include net interest income and noninterest income, to decline; and

•	Collateral for loans made by Santa Lucia may continue to decline in value, reducing a customer’s borrowing power, and reducing the value of assets and collateral associated with Santa Lucia’s loans.

Any of the foregoing or other adverse consequences could have a material adverse affect on Santa Lucia’s results of operations.

Increases in Santa Lucia’s nonperforming loans and assets could adversely affect Santa Lucia’s results of   operations and financial condition.

Until economic and market conditions improve, Santa Lucia expects to continue to incur additional losses relating to an increase in nonperforming loans (“NPLs”).  Santa Lucia does not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting Santa Lucia’s income, and increasing Santa Lucia’s loan administration costs. When Santa Lucia takes collateral in foreclosures and similar proceedings, it is required to mark the related loan to the then fair market value of the collateral, which may result in a loss. These loans and other real estate owned also increase Santa Lucia’s risk profile and the capital Santa Lucia’s regulators believe is appropriate in light of such risks. While Santa Lucia has tried to reduce its problem assets through workouts, restructurings, loan sales and otherwise, decreases in the value of these assets, or the underlying collateral, or in these borrowers’ performance or financial conditions, whether or not due to economic and market conditions beyond Santa Lucia’s control, could adversely affect Santa Lucia’s business, results of operations and financial condition. In addition, the resolution of non-performing assets (NPAs) requires significant commitments of time from management and Santa Lucia’s directors, which can be detrimental to the performance of their other responsibilities. Santa Lucia may experience further increases in NPLs in the future which could have a material adverse impact of Santa Lucia’s results of operations.

Our level of classified assets exposes us to increased lending risk. Further, if our allowance for loan losses is insufficient to absorb losses in our loan portfolio, we will continue to suffer losses.

At December 31, 2010, loans that we have categorized as doubtful and substandard totaled $30.7 million of which approximately $23.9 million were non-accruing.  These loans represent 16.3% of total gross loans as of December 31, 2010. If these loans do not perform according to their terms and / or the collateral is insufficient to pay any remaining loan balance, we may experience further loan losses, which could have a material effect on our operating results and financial condition. Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. Santa Lucia’s allowance for loan losses for year ended December 31, 2009 was $3.4 million or 1.67% of total loans and increased to $11.0 million or 5.84% of total loans as of December 31, 2010.  This was the primary cause of Santa Lucia’s losses in 2009 and  2010.

We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and their probability of making payment, as well as the value of real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, significant factors we consider include loss experience in particular segments of the portfolio, trends and absolute levels of classified loans, trends and absolute levels in delinquent loans, trends in risk ratings, trends in industry charge-offs by particular segments and changes in existing general economic and business conditions affecting our lending areas and the national economy. If our assumptions are incorrect, our allowance for loan losses may be insufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income. Our regulators, as an integral part of their examination process, periodically review our allowance for loan losses and the allowance for loan losses at December 31, 2010 was set in consultation with the FRB.  Nevertheless, our regulators  may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such additional provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

The types of loans in Santa Lucia’s portfolio have a higher degree of risk than other loans and a continuing downturn in the real estate markets could, therefore, hurt Santa Lucia’s business.

A continuing downturn in the real estate markets could hurt Santa Lucia’s business because many of the Bank’s loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. As real estate prices decline, the value of real estate collateral securing Santa Lucia’s loans is reduced. Santa Lucia’s ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and Santa Lucia would be more likely to suffer losses on defaulted loans. As of December 31, 2010, approximately 80.9% of the Bank’s gross loan portfolio consisted of loans collateralized by various types of real estate. The majority of the Bank’s real property collateral is located in the Bank’s market, the Central Coast of California. If there is a continuing, significant decline in the current economic conditions and real estate values, especially in the Central Coast, the collateral for Santa Lucia’s loans will provide less security. Real estate values could be further affected by, among other things, earthquakes and natural disasters particular to California. Any such further downturn could have a material adverse effect on Santa Lucia’s business, financial condition, results of operations and cash flows. The Bank does not engage in “subprime” or “Alt-A” lending.

Santa Lucia has a concentration in higher risk commercial real estate loans and commercial and industrial loans.

Santa Lucia has a high concentration in commercial real estate loans and commercial and industrial loans. Commercial real estate loans, as defined by final guidance issued by bank regulators, are defined as construction, land development, other land loans, loans secured by multifamily (5 or more) residential properties and loans secured by non-farm nonresidential properties exclusive of owner occupied commercial real estate properties. Following this definition, at December 31, 2010, approximately 43.3% of Santa Lucia’s loan portfolio can be classified as commercial real estate lending.

Additionally, Federal banking regulators recently issued final guidance regarding commercial real estate lending. This guidance suggests that institutions that are potentially exposed to significant commercial real estate concentration risk will be subject to increased regulatory scrutiny. Institutions that have experienced rapid growth in commercial real estate lending, have notable exposure to a specific type of commercial real estate lending, or are approaching or exceed certain supervisory criteria that measure an institution’s commercial real estate portfolio against its capital levels, may be subject to such increased regulatory scrutiny. Due to a decrease in capital, the Bank’s commercial loan portfolio is 545% of total risk based capital, which is above permitted levels. Accordingly, Santa Lucia has become subject to increased regulatory scrutiny because of its commercial real estate portfolio.  The Written Agreement required the Bank to develop or revise, adopt, and implement a plan to systematically reduce the amount of loans within this category.

Approximately 18.2% of Santa Lucia’s loan portfolio can be classified as commercial and industrial lending. Commercial real estate and commercial and industrial loans generally involve a higher degree of credit risk than residential mortgage lending due, among other things, to the large amounts loaned to individual borrowers. In addition, unlike residential mortgage loans, commercial real estate loans generally depend on the cash flow from the property to service the debt. Cash flow may be significantly affected by general economic conditions.  Losses incurred on loans to a small number of borrowers could have a material adverse impact on Santa Lucia’s income and financial condition. Also, many of Santa Lucia’s commercial real estate and commercial and industrial borrowers have more than one loan outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose Santa Lucia to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Recent and future legislation and regulatory initiatives to address current market and economic conditions may not achieve their intended objectives, including stabilizing the U.S. banking system or reviving the overall economy, which could adversely affect Santa Lucia’s business, financial condition, results of operations and access to capital.

Recent and future legislative and regulatory initiatives to address current market and economic conditions, such as the Emergency Economic Stabilization Act of 2008 (“EESA”) or the American Recovery and Reinvestment Act of 2009 (“ARRA”) may not achieve their intended objectives, including stabilizing the U.S. banking system or reviving the overall economy. The U.S. Treasury and banking regulators have implemented, and likely will continue to implement, various other programs under this legislation to address capital and liquidity issues in the banking system, including the Troubled Asset Relief Program (“TARP”), President Obama’s Financial Stability Plan announced in February 2009, the ARRA and the Temporary Liquidity Guaranty Program, as most recently amended (“TLGP”) of the Federal Deposit Insurance Corporation (“FDIC”). Any failure of these initiatives to help stabilize or improve the financial markets and the economy, and a continuation or worsening of the current financial markets and economic conditions could materially and adversely affect Santa Lucia’s business, financial condition, results of operations, access to credit or the trading price of Santa Lucia’s common stock.

Additional requirements under Santa Lucia’s regulatory framework, especially those imposed under ARRA, EESA or other legislation intended to strengthen the U.S. financial system, could adversely affect Santa Lucia.

Recent government efforts to strengthen the U.S. financial system, including the implementation of ARRA, EESA, the TLGP and special assessments imposed by the FDIC, subject participants to additional regulatory fees and requirements, including corporate governance requirements, executive compensation restrictions, restrictions on declaring or paying dividends, restrictions on share repurchases, limits on executive compensation tax deductions and prohibitions against golden parachute payments. These requirements, and any other requirements that may be subsequently imposed, may have a material and adverse effect on Santa Lucia’s business, financial condition and results of operations.

FDIC deposit insurance assessments will likely increase substantially, which will adversely affect Santa Lucia’s net earnings.

Santa Lucia’s FDIC deposit insurance expense for the year ended December 31, 2009, which includes the Bank’s portion of $0.3 million in special assessments imposed to all FDIC-insured banks as part of the FDIC’s efforts to replenish the deposit insurance fund, was approximately $.5 million. Santa Lucia’s assessment for the year ended December 31, 2010 is $.7 million. Increases in Santa Lucia’s FDIC premium reflecting a higher risk rating add to Santa Lucia’s cost of operations and accordingly, adversely affect Santa Lucia’s results of operations. Additionally, the FDIC is permitted to impose additional special assessments if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures. Any additional special assessment imposed by the FDIC will further decrease Santa Lucia’s earnings.

The impact of new financial reform legislation is yet to be determined.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”), a financial reform bill comprised of new rules and restrictions that will impact banks.  It includes key provisions aimed at preventing a repeat of the 2008 financial crises and a new process for winding down failing, systemically important institutions in a manner as close to a controlled bankruptcy as possible.  Importantly to community banks, FDIC insurance coverage was made permanent at $250,000 and unlimited insurance for non-interest bearing transaction accounts has been extended until the end of 2012.  While the Reform Act has a number of measures focused primarily on larger institutions, the impact of the Reform Act on our banking operations is still uncertain due to the massive volume of new rules still subject to adoption and interpretation.

The recent unprecedented levels of market volatility may continue or worsen.

The capital and credit markets have been experiencing volatility and disruption for more than two years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. This downward pressure on stock prices and reduced availability of capital has adversely impacted Santa Lucia’s ability to obtain the working capital it needs at appropriate pricing to operate most effectively without unacceptable dilution to shareholders. If levels of market disruption and volatility continue or worsen, Santa Lucia may experience an adverse effect, which may be material, on Santa Lucia’s ability to access capital and on Santa Lucia’s business, financial condition and results of operations.

The failure to successfully execute Santa Lucia’s strategy may adversely affect Santa Lucia’s performance.

Santa Lucia’s financial performance and profitability depends on its ability to execute its growth strategy.  Continued growth, however, may present operating and other problems that could adversely affect Santa Lucia’s business, financial condition and results of operations. Accordingly, there can be no assurance that Santa Lucia will be able to execute its growth strategy successfully or return to the level of profitability that it has historically experienced. Factors that may adversely affect Santa Lucia’s ability to attain its long-term financial performance goals include those stated elsewhere in this section, as well as:

•	Inability to control non-interest expense, including, but not limited to, rising employee, regulatory compliance and healthcare costs;

•	Inability to increase non-interest income;

•	Inability to expand Santa Lucia’s market share in its existing markets;

•	Inability to generate or raise sufficient capital to support growth;

•	Inability to expand, through de novo branching; and

•	Inability to effectively manage and mitigate credit risk.

Santa Lucia’s internal operations are subject to a number of risks.

Santa Lucia is subject to certain operational risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. Santa Lucia maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks that are insurable. However, should such an event occur that is not prevented or detected by Santa Lucia’s internal controls or is uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on Santa Lucia’s business, financial condition or results of operations.

•	Information Systems

Santa Lucia relies heavily on communications and information systems to conduct its business. Many of these systems are provided by third parties. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Santa Lucia’s customer relationship management, general ledger, deposit, loan and other systems. While Santa Lucia has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of Santa Lucia’s information systems, such failures, interruptions or security breaches may occur and, if they do occur, they may not be adequately addressed. The occurrence of any failures, interruptions or security breaches of Santa Lucia’s information systems could damage Santa Lucia’s reputation, result in a loss of customer business, subject Santa Lucia to additional regulatory scrutiny, or expose Santa Lucia to civil litigation and possible financial liability, any of which could have a material adverse effect on Santa Lucia’s financial condition and results of operations. If any of Santa Lucia’s third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in Santa Lucia’s relationships with them, it may be required to locate alternative sources for such services at inferior terms, or with services of different functionality as found in the existing systems utilized by the Bank.

•	Technological Advances

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Santa Lucia’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in its operations. Many of Santa Lucia’s competitors have substantially greater resources to invest in technological improvements. Santa Lucia may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to Santa Lucia’s customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on Santa Lucia’s business and, in turn, Santa Lucia’s financial condition and results of operations.

•	Severe Weather, Natural Disasters, Acts of War or Terrorism and Other External Events

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on Santa Lucia’s ability to conduct its business. Such events could affect the stability of Santa Lucia’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Santa Lucia to incur additional expenses. For example, California is subject to earthquakes and fires. Many of Santa Lucia’s borrowers could suffer uninsured property damage, experience interruption of their business or lose their jobs after a major disaster. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Operations in Santa Lucia’s market could be disrupted by both the evacuation of large portions of the population as well as damage and/or lack of access to Santa Lucia’s banking and operation facilities. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on Santa Lucia’s business, which, in turn, could have a material adverse effect on Santa Lucia’s financial condition and results of operations.

Santa Lucia Bancorp depends on cash dividends from the Bank to meet its cash obligations and a failure to receive them could impair its ability to fulfill its obligations.

As a holding company, dividends from the Bank provide a substantial portion of Santa Lucia Bancorp’s cash flow used to service the interest payments on its preferred stock and other obligations.

The primary source of our funds from which the Company services its debt and pays its obligations and dividends is the receipt of dividends from the Bank. Based on the financial condition of the Company and the Bank, various statutes and regulations limit the ability of the Company to pay dividends on its preferred stock or other equity securities and may limit the availability of dividends to the Company from the Bank. Specifically, the Company may only pay cash dividends (whether on the Company’s Common Stock or Preferred Stock) out of funds legally available pursuant to the restrictions set forth in the California General Corporate Law (“CGCL”). The CGCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution subject to limited exceptions.  Under the foregoing provisions, the Company is currently unable to pay a cash dividend because of its deficit retained earnings.

The payment of cash dividends by the Bank is subject to the restrictions in the California Financial Code which provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the Bank’s retained earnings; or (b) the Bank’s net income for its last three fiscal years, less the amount of any distributions made by the Bank or by any majority-owned subsidiary of the Bank to the shareholders of the Bank during such period.  However, a bank may, with the approval of the Commissioner of the DFI (“Commissioner”), make a distribution to its shareholders in an amount not exceeding the greater of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year.  In the event that the Commissioner determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the Bank would be unsafe or unsound, he may order the Bank to refrain from making a proposed distribution.  The FRB may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the Bank would be included in one of the “undercapitalized” categories for capital adequacy purposes pursuant to federal law.  Further, the Written Agreement restricts the ability of the Bank to pay dividends to the Company and requires approval from the FRB prior to the payment of any dividend by both the Bank and the Company.

Santa Lucia may pursue various alternatives for additional capital in the future, which could dilute the holders of Santa Lucia’s outstanding common stock and may adversely affect the market price of its common stock.

In the current economic environment, Santa Lucia believes it is prudent to consider alternatives for raising capital when opportunities to raise capital at attractive prices present themselves, in order to further strengthen Santa Lucia’s capital and better position Santa Lucia to take advantage of opportunities that may arise in the future. Additionally, the Written Agreement includes a requirement that the institution implement a capital plan.  Such alternatives may include, in addition to the Private Placement and the Rights Offering, the issuance and sale of common or preferred stock or borrowings by Santa Lucia, with proceeds being contributed to the Bank. Any such capital raising alternatives could dilute the holders of Santa Lucia’s outstanding common stock and may adversely affect the market price of Santa Lucia’s common stock.

Santa Lucia is required to maintain capital to meet regulatory requirements, and if it fails to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, Santa Lucia’s financial condition, liquidity and results of operations, as well as Santa Lucia’s regulatory requirements, would be adversely affected and may result in a closure and/or sale of the institution.

Santa Lucia’s ability to raise additional capital, when and if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry and market condition, and governmental activities, many of which are outside Santa Lucia’s control, and on Santa Lucia’s financial condition and performance, including its current credit quality problems. Accordingly, Santa Lucia may not be able to raise additional capital if needed or on terms acceptable to it. If Santa Lucia fails to meet these capital and other regulatory requirements, Santa Lucia’s financial condition, liquidity and results of operations would be materially and adversely affected.

In the event that Santa Lucia is unable to raise that amount of capital necessary to meet its capital and other regulatory requirements, Santa Lucia’s long-term viability may be in jeopardy.  To the extent that Santa Lucia’s financial condition could result in a failure of the institution, there is a risk that Santa Lucia could be shut down by regulators or sold to another institution.  A closure of Santa Lucia and/or a sale to another institution would materially and adversely impact Santa Lucia’s shareholders.

Santa Lucia’s failure to comply with the capital requirements that are indirectly included through the capital plan requirements in the Written Agreement would have a material adverse effect on Santa Lucia and the Bank, including, but not limited to, additional regulatory enforcement actions such as, the imposition of civil monetary penalties against the Company, the Bank or both, the termination of insurance of the Bank’s deposits by the FDIC or the closing of the Bank with the imposition of a conservator or receiver.

Santa Lucia has a limited service area which increases its risk profile.

Santa Lucia’s operations are located principally in San Luis Obispo and Northern Santa Barbara Counties, California. As a result of this geographic concentration, Santa Lucia’s results depend largely upon economic and business conditions in this area. Deterioration in economic and business conditions in Santa Lucia’s service area could have a material adverse impact on the quality of its loan portfolio and the demand for its products and services, which in turn may have a material adverse effect on its results of operations.

Santa Lucia’s ability to access markets for funding and acquire and retain customers could be adversely affected by the deterioration of other financial institutions or the financial service industry’s reputation.

Reputation risk is the risk to liquidity, earnings and capital arising from negative publicity regarding the financial services industry. The financial services industry continues to be featured in negative headlines about the global and national credit crisis and the resulting stabilization legislation enacted by the U.S. federal government. These reports can be damaging to the industry’s image and potentially erode consumer confidence in insured financial institutions, such as the Bank. In addition, Santa Lucia’s ability to engage in routine funding and other transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems, losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by Santa Lucia or by other institutions. Santa Lucia could experience increases in deposits and assets as a direct or indirect result of other banks’ difficulties or failure, which would increase the capital it needs to support such growth or it could experience severe and unexpected decreases in deposits which could adversely impact its liquidity, heighten regulatory concern or endanger its continuing existence.

Santa Lucia is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect its prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out Santa Lucia’s strategies will often be lengthy. Santa Lucia’s success depends to a significant degree upon its ability to attract and retain qualified management, loan and deposit origination, administrative, marketing and technical personnel and upon the continued contributions of its management and personnel. The impact of TARP and related acts on executive and incentive compensation may also make it far more difficult to attract and retain key personnel.

Santa Lucia’s success will be highly dependent on retaining the current executive management team who will work directly with the employees to implement the strategic direction of Santa Lucia’s board of directors. Santa Lucia believes this management team, who has worked in the banking industry for a number of years, is integral to implementing Santa Lucia’s business strategy. The loss of the services of any one of them could have a material adverse effect on Santa Lucia’s business, financial condition, results of operations and cash flows.

Santa Lucia’s business is subject to interest rate risk and variations in interest rates may negatively affect Santa Lucia’s financial performance.

Changes in the interest rate environment may reduce Santa Lucia’s net interest income. A substantial portion of the Bank’s income will be derived from the differential (or “spread”) between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities, Santa Lucia anticipates that changes in interest rates will not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect Santa Lucia’s interest rate spread and, in turn, its profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. Santa Lucia cannot assure you that it can minimize its interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Interest rates will also affect how much money Santa Lucia can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect Santa Lucia’s net interest spread, asset quality, loan and deposit origination volume, business, financial condition, results of operations and cash flows.

Santa Lucia will face strong competition from financial service companies and other companies that offer banking services which could hurt Santa Lucia’s business.

Santa Lucia conducts its banking operations in San Luis Obispo and Northern Santa Barbara Counties of California. Increased competition in Santa Lucia’s markets may result in reduced loans and deposits. Ultimately, Santa Lucia may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that Santa Lucia offers in its service areas. These competitors include national banks, regional banks and other community banks. Santa Lucia will also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, Santa Lucia’s competitors may have greater resources that may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Santa Lucia also faces competition from out-of-market financial intermediaries that have opened loan production offices or that solicit deposits in Santa Lucia’s market areas. If Santa Lucia is unable to attract and retain banking customers, it may be unable to achieve appropriate loan growth and level of deposits and its business, financial condition, results of operations and cash flows may be adversely affected.

If Santa Lucia cannot attract deposits, its growth may be inhibited.

Santa Lucia’s ability to increase its assets depends in large part on its ability to attract additional deposits at competitive rates. Santa Lucia intends to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in Santa Lucia’s markets and by establishing personal relationships with its customers. These efforts may not be successful. Santa Lucia’s inability to attract additional deposits at competitive rates could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Liquidity risk could impair Santa Lucia’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Santa Lucia’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on Santa Lucia’s liquidity. Santa Lucia’s access to funding sources in amounts adequate to finance Santa Lucia’s activities could be impaired by factors that affect Santa Lucia specifically or the financial services industry in general. Factors that could detrimentally impact Santa Lucia’s access to liquidity sources include a decrease in the level of its business activity due to a market downturn or adverse regulatory action against us. Santa Lucia’s ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the domestic and worldwide credit markets deteriorates.

Santa Lucia will be exposed to risk of environmental liabilities with respect to properties to which it takes title.

In the course of Santa Lucia’s business, it may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. Santa Lucia may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if Santa Lucia is the owner or former owner of a contaminated site, it may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If Santa Lucia becomes subject to significant environmental liabilities, its business, financial condition, results of operations and cash flows may be materially and adversely affected.

If Santa Lucia fails to maintain an effective system of internal and disclosure controls, it may not be able to accurately report Santa Lucia’s financial results or prevent fraud. As a result, shareholders could lose confidence in Santa Lucia’s financial reporting, which would harm Santa Lucia’s business.

Effective internal and disclosure controls are necessary for Santa Lucia to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If Santa Lucia cannot provide reliable financial reports or prevent fraud, its reputation and operating results would be harmed. As part of Santa Lucia’s ongoing monitoring of internal controls, it may discover material weaknesses or significant deficiencies in its internal control as defined under standards adopted by the Public Company Accounting Oversight Board (“PCAOB”) that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

As a result of weaknesses that may be identified in Santa Lucia’s internal controls, Santa Lucia may also identify certain deficiencies in some of its disclosure controls and procedures that it believes require remediation. If Santa Lucia discovers weaknesses, it will make efforts to improve its internal and disclosure controls. However, Santa Lucia may not be successful. Any failure to maintain effective controls or timely effect any necessary improvement of Santa Lucia’s internal and disclosure controls could harm operating results or cause it to fail to meet its reporting obligations. Ineffective internal and disclosure controls could also cause investors to lose confidence in Santa Lucia’s reported financial information. These circumstances could make it difficult or impossible for Santa Lucia to raise additional capital.

  ABOUT THIS PROSPECTUS

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

In this prospectus, “Santa Lucia Bancorp,” the “Company,” “we,” “our,” “ours,” and “us” refer to Santa Lucia Bancorp, which is a bank holding company headquartered in Atascadero, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Bank” and “Santa Lucia Bank” mean Santa Lucia Bank, which is our bank subsidiary.  The website for Santa Lucia Bancorp and Santa Lucia Bank is www.santaluciabank.com .  Information on the website does not constitute part of this prospectus, unless specifically incorporated by reference.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, Santa Lucia Bancorp and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about Santa Lucia Bancorp’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Santa Lucia Bancorp and its subsidiaries, including Santa Lucia Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Santa Lucia Bancorp undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Santa Lucia Bancorp. Any investor in Santa Lucia Bancorp should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the Company's ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. For the period ending December 31, 2010, the Company had 4,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) issued on December 19, 2008 to the US Treasury under the TARP CPP. Dividends and accretion associated with the Series A Preferred Stock and warrants issued to the U.S. Treasury, was $200 thousand and $40 thousand, respectively in 2010. The Company did not have any amortized premiums or discounts related debt for the periods shown. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	For the Three Months Ended,		For the Years Ended December 31,
	March 2011	March 2010	2010	2009	2208	2007	2006
Ratio of earnings to fixed charges
Excluding interest on deposits	-1354%	-24256%	-10466%	-1112%	394%	921%	1231%
Including interest on deposits	3%	-1147%	-509%	-8%	146%	202%	257%

	For the Three Months Ended,		For the Years Ended December 31,
	March 2011	March 2010	2010	2009	2008	2007	2006
			(in thousands)
Income before taxes	$(349)	$(8,281)	$13,947)	$(3,259)	$1,772	$4,937	$5,630
Fixed charges:
Interest expense on deposits	$335	$630	$2,159	$2,752	$3,275	$4,223	$3,079
Interest expense on long-term debt and other borrowings	$24	$34	$132	$269	$602	$601	$498
Rent expense, net	$-	$-	$-	$-	$-	$-	$-
Total fixed charges, including interest on deposits	$359	$664	$2,291	$3,021	$3,877	$4,824	$3,577
Total fixed charges, excluding interest on deposits	$24	$34	$132	$269	$602	$601	$498

USE OF PROCEEDS

This prospectus relates to rights to purchase shares of our common stock and the underlying shares of common stock being offered by us in the Rights Offering.  The maximum net proceeds from the sale of the underlying shares of common stock is expected to be $[*] after deducting our estimated offering expenses.  If one half of the rights issued in the Rights Offering are exercised, the net proceeds are expected to be $[*]. However, the net proceeds could be considerably less and the Rights Offering has no minimum amount.

 Depending on the capital we actually receive, we currently plan to contribute $[*] of the net proceeds from this offering to the capital of Santa Lucia Bank and retain $[*] at Santa Lucia Bancorp.  However, our primary goal is to support the Bank’s capital position and the amount actually retained at Santa Lucia Bancorp will be dependent on satisfying that goal.

The proceeds contributed to the Bank will be used for general banking purposes including the making of loans and the purchase of investments.  Accordingly, our management will retain broad discretion in the allocation of the net proceeds of the Rights Offering.

TRADING HISTORY AND DIVIDEND POLICY

Prior to the Rights Offering there has been a limited public market for our common stock.  Our common stock is quoted under the symbol “SLBA.OB” on the OTC Bulletin Board.   The following table presents for each quarterly period presented the high and low closing sale prices of our common stock.  The closing prices have been adjusted for the effect of a 2% stock dividend distributed in October 2009 and March 2010.  Prices do not include retail mark-ups, markdowns or commissions.

	Quarter Ended	Bid Prices
2011		Low	High
	March 31	$0.80	$2.00

2010		Low	High
	December 31	$1.20	$2.95
	September 30	$1.90	$6.70
	June 30	$6.60	$8.20
	March 31	$7.35	$11.76

2009
	December 31	$10.10	$11.89
	September 30	$11.55	$15.00
	June 30	$10.50	$13.00
	March 31	$8.20	$14.75

We do not pay cash dividends.  We do not foresee any circumstances in the immediate future in which we would consider paying cash dividends on our common stock.

Additionally, our junior subordinated debt agreements and our preferred stock contain provisions that prohibit our paying dividends if we have deferred payment of interest on outstanding trust preferred securities or are in arrears in the payment of dividends on our preferred stock.  Further, the Written Agreement requires approval from the FRB prior to the payment of any dividend by both the Bank and the Company.  We are currently both deferring interest payment on the trust preferred securities and are in arrears on dividend payments on our preferred stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011 on an actual and pro forma basis.  The pro forma basis is adjusted to reflect receipt and application by us of the maximum estimated net proceeds from our sale of [*] shares of our common stock in the Rights Offering at an offering price of $[*] per share, after deducting the estimated offering expenses.

You should read this table in conjunction with the financial statements and the other financial information included in this prospectus and/or incorporated herein by reference.

	As of March 31, 2011
		Pro Forma
	Actual	100% Fulfillment	50% Fulfillment
	(dollars in thousands, except share and per share amounts)
Indebtedness:
Borrowings	$-	$-	$-
Junior Subordinated debentures	$5,155	$5,155	$5,155

Shareholders' Equity:
Serial preferred stock - 20,000,000 shares authorized Series A preferred stock; 4,000 shares outstanding	$3,889	$3,889	$3,889

Common stock - no par value; 20,000,000 shares authorized, 2,003,131 shares outstanding, actual; (*) shares outstanding, pro forma	$10,665	$-	$-

Accumulated deficit	$(8,022)	$(8,022)	$(8,022)
Accumulated other comprehensive income, net of $0 taxes	$(370)	$(370)	$(370)

Additional paid in capital	$987	$987	$987

Total shareholders' equity	$7,149	$(3,516)	$(3,516)

Total capitalization	$12,304	$1,639	$1,639

Santa Lucia Bancorp Capital Ratios:
Leverage capital ratio	4.01%	0.00%	0.00%
Tier I risk-based capital ratio	5.68%	0.00%	0.00%
Total risk-based capital ratio	8.40%	0.00%	0.00%

Santa Lucia Bank Capital Ratios:
Leverage capital ratio	4.94%	0.00%	0.00%
Tier I risk-based capital ratio	7.00%	0.00%	0.00%
Total risk-based capital ratio	8.31%	0.00%	0.00%

Tangible book value per common share	$1.57	$-	$-

DILUTION

If you invest in our common stock, you will suffer substantial dilution to the extent the offering price per share of our common stock exceeds the tangible book value of our common stock immediately after the Rights Offering.  The tangible book value of our common stock as of March 31, 2011 was $3.1 million, or $1.57 per share of common stock.  The tangible book value per share, as adjusted, represents shareholders’ equity divided by the 2,003,131 shares of our common stock outstanding as of that date.

After giving effect to the issuance and sale of [*] shares of our common stock in the Rights Offering or common stock and our receipt of approximately $[*] in net proceeds from such sale, based on an offering price of $[*] per share, and after deducting the estimated expenses of the Rights Offering, our as adjusted tangible book value as of March 31, 2011 would have been approximately $[*], or $[*] per share.  This amount represents an immediate increase in tangible book value per share of $[*] to existing shareholders and an immediate dilution of $ [*] per share to purchasers of our common stock in the Rights Offering.  Dilution is determined by subtracting the tangible book value per share as adjusted for this Rights Offering from the amount of cash paid by a new investor for a share of our common stock.

The following table illustrates the per share dilution as of March 31, 2011:

Rights Offering price per share	$-

Tangible book value per common share
as of March 31, 2011	$1.57
		Pro forma
		100%	50%
Decrease in tangible book value per share
attributable to new investors		$-	$-

As adjusted tangible book value per share
after this offering		$-	$-

(Accretion) per share to new investors		$-	$-

The shares of common stock outstanding exclude 374,516 shares of common stock reserved for issuance under our stock option plans of which  234,182 shares were subject to outstanding options at December 31, 2010.  To the extent that options are exercised or other share awards are made under our stock option plan, there may be further dilution to new investors.

The shares of common stock outstanding exclude warrants for the purchase of common stock held by the U.S. Treasury for the purchase of 38,869 shares of common stock.  These warrants were obtained as a result of the Company’s participation in the CPP authorized by TARP.  To the extent that warrants are exercised, there may be further dilution to new investors.

DESCRIPTION OF CAPITAL STOCK

General

The discussion below is a summary of various rights of shareholders, it is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the Articles of Incorporation of the Company, the Company’s Bylaws as well as the provisions of California and federal law.

Our Articles of Incorporation, as amended, authorize us to issue up to 20,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. There were 2,003,131 shares of common stock issued and outstanding at December 31, 2010. 4,000 shares of the preferred stock have been designated as the Series A Preferred Stock, all of which shares were issued to the United States Treasury in a transaction exempt from the registration requirements of the Securities Act.

After the Rights Offering, and based on the number of shares of common stock outstanding at December 31, 2010, it is anticipated that [*] shares of common stock will be outstanding. In addition, at December 31, 2010, options to purchase 234,182 shares of our common stock have been granted, but have not been exercised, pursuant to our stock option plans. There are [*] shares remaining available for future grant pursuant to our stock plan.

Common Stock

Authorized Capital Stock The Company’s Articles of Incorporation authorize the issuance of up to 20,000,000 shares of Company common stock, no par value, of which 2,003,131 shares were outstanding as of December 31, 2010, and 20,000,000 shares of Company preferred stock, no par value.

Issuance of Stock Under the Company’s Articles of Incorporation, shares of common stock or preferred stock may be issued from time to time by the Board of Directors without the approval of the shareholders.

Liquidation Rights In the event of liquidation, holders of common stock of the Company are entitled to rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities and rights of holders of preferred stock, if any.

Redemption Rights The Company is empowered by California law to buy its shares of stock from its shareholders at the mutual accord of the shareholder and the Company.

Preemptive Rights The Company’s Articles of Incorporation do not provide for preemptive rights.

Conversion Rights The Company common stock has no conversion rights.

Sinking Fund Provisions The Company common stock has no sinking fund provisions.

Voting Rights Each share of Company common stock is entitled to one vote per share.
Cumulative voting in the election of directors of the Company will apply by virtue of California law. Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.

Shareholder Action without a Meeting The Company’s Bylaws provide that any action that is required or permitted to be taken by shareholders at an annual or special meeting may be taken by a written consent signed by the same number of shareholders that would be required to approve a measure presented at an annual or special meeting.

Shareholder Vote on Business Combinations In general, approval of a business combination (a merger or sale of assets) involving the Company requires the approval of a majority of the Board of Directors and a favorable vote of a majority of the outstanding shares.

Special Meetings of Shareholders The Company’s Bylaws provide that a special meeting of the shareholders may be called by, among others, holders of 10% or more of the outstanding voting shares.

Dividends The Company may pay cash dividends out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law (the “CGCL”). The CGCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. CGCL also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1-1/4 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1-1/4 times its current liabilities.

The ability of the Company to pay a cash dividend depends largely on Santa Lucia Bank’s ability to pay a cash dividend to the Company. The payment of cash dividends by the Santa Lucia Bank is subject to restrictions set forth in the California Financial Code (the Financial Code). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the bank’s retained earnings; or (b) the bank’s net income for its last three fiscal years, less the amount of any distributions made by the bank or by an majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the Department of Financial Institutions (“DFI”), make a distribution to its shareholders in an amount not exceeding the greater of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DFI determines that the shareholders’ equity of the bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the DFI may order the bank to refrain from making a proposed distribution.

Additionally, the Company’s junior subordinated debt agreements contain provisions which prohibit the paying of dividends if it defers payment of interest on outstanding trust preferred securities.

Whether or not any dividends will be paid in the future will be determined by the Board of Directors after consideration of various factors. The Company’s profitability and regulatory capital ratios in addition to other financial conditions will be key factors considered by the Board of Directors in making such determinations regarding the payment of dividends by the Company.

In addition, the terms of the Series A Preferred Stock contain restrictions on the payment of dividends on our common stock. See the discussion, “Series A Preferred Stock” beginning on page [*].

Finally, the Written Agreement with FRB requires FRB approval prior to the payment of dividends to holders of the Company’s common stock

Amendment to Charter and Bylaws Amendments to the Company’s Articles of Incorporation generally require the approval of a majority vote of the Company’s Board of Directors and also by a majority of the outstanding shares of the Company’s voting stock. The Company’s Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted by shareholders.

Board of Directors The Company’s Bylaws provide that the number of directors shall be not less than 7 nor more than 13 with the exact number of directors fixed by a resolution of the Board or shareholders. The number of directors has been fixed at 9.

Directors of the Company will also be elected annually for a one year term.

In general, the removal of a director of the Company requires a vote of a majority of the shareholders at a meeting.

Nomination to the Board of Directors The Company’s Bylaws require shareholders to comply with certain prior notice provisions in connection with the nomination of persons to become directors of the Company. Failure to comply with these provisions may result in the nomination being disregarded.

Dissenters’ Rights Because the Company is a California corporation, the dissenters’ rights available to Company shareholders also will be governed by Chapter 13 of the CGCL

Our common stock is quoted on the over the counter bulletin board. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Section 700 et seq. of the California Financial Code precludes, without the approval of the commissioner, attempting to acquire by way of making, requesting and/or inviting a tender offer or, or actually acquiring, “control,” as said term is defined in Section 700 of the California Financial Code, either directly or indirectly, of a “bank” or a “controlling person,” as said terms are defined in Section 700 of the California Financial Code.

Preferred Stock

The preferred stock may be issued from time to time in one or more series without action by the shareholders. The Board of Directors is authorized to designate and to fix the number of shares of any such series of preferred stock and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including, but not limited to, dividend rate, voting, liquidation preference and conversion rights. The Board of Directors, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease the number of shares in such series (but not below the number of shares of any series subsequent to the issue of shares of that series).

Series A Preferred Stock

On December 19, 2008, pursuant to the CPP authorized by TARP, we issued to the U.S. Treasury 4,000 shares of Series A Preferred Stock, having a liquidation amount per share equal to $1,000, for a total price of $4,000,000. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to December 19, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series A Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem the Series A Preferred Stock without requisite regulatory approval.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends .

If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Our bylaws and a contract with the U.S. Treasury provide that in the event such voting right is triggered, the authorized number of directors on our board of directors shall be increased by two members. [The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Capital Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term. As of the date of this prospectus, we have not missed any dividend payments on the Series A Preferred Stock. However, as discussed above, the terms of the Written Agreement prohibit us from paying dividends on our equity securities. Although we have received authorization to pay dividends on our Series A Preferred Stock previously, no assurance can be given that such approvals will be granted in the future.

Other Voting Rights

So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our articles of incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of the certificate of determination for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•
any amendment, alteration or repeal of any provision of the certificate of determination for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

 Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividends on Shares of Series A Preferred Stock.

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following December 19, 2008, and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, with payments having commenced on February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor fewer than 10 days prior to the applicable dividend payment date.

If we determine not to pay a dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of the shares of the Series A Preferred Stock prior to the applicable dividend payment date.

In addition to the foregoing dividend rights and limitations specific to the Series A Preferred Stock, the Company also is subject to certain general limitations on its ability to pay dividends or make distributions to its shareholders as discussed above in the section captioned “Common Stock - Dividends.”

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	Senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Santa Lucia Bancorp’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•
purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
purchases or other acquisitions by broker-dealer subsidiaries of Santa Lucia Bancorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•
purchases or other acquisitions by broker-dealer subsidiaries of Santa Lucia Bancorp for resale pursuant to a stock offering by Santa Lucia Bancorp that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is Santa Lucia Bancorp or a subsidiary of Santa Lucia Bancorp, including as trustee or custodian; and

•
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2010, or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption Rights

The Certificate of Determination of Series A Preferred Stock provides that such stock may not be redeemed prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $1,000,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of the issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of the Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.

In any redemption or repurchase, the redemption or repurchase price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Treasury Warrant

In connection with the U.S. Treasury’s purchase of our Series A Preferred Stock, we issued to the U.S. Treasury, or the “warrantholder,” a warrant exercisable for 38,869 shares of our common stock (subject to adjustment as described below) at an initial exercise price of $15.43 per share (the “Warrant”). The Warrant may be exercised at any time on or before December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are generally transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial warrantholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction by us that requires shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Repurchase of the Warrant

Following the redemption in whole of the Series A Preferred Stock held by the warrantholder or the transfer by the warrantholder of all of its Series A Preferred Stock to one or more unaffiliated third parties, we may, upon notice to the warrantholder, repurchase any portion of the Warrant at any time at Fair Market Value.

“Fair Market Value” is first determined by our board of directors, acting in good faith in reliance on an opinion of a nationally recognized independent investment banking firm. If the warrantholder disagrees with our board of directors’ determination, it may object within ten days. Following such an objection, an authorized representative of the warrantholder and our chief executive officer will promptly meet to agree upon the Fair Market Value. If, after ten days following the objection of the warrantholder, such parties are unable to agree on the Fair Market Value, the Appraisal Procedure may be invoked by either party within thirty days of the warrantholder’s objection.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the warrantholder and one chosen by us, mutually agree on the Fair Market Value. If the two independent appraisers are unable to agree, a third independent appraiser will be chosen by mutual consent of the first two appraisers. In certain cases where the determination of one appraiser differs widely from those of the other two appraisers, the disparate appraisal may be excluded. Whether or not an appraisal is so excluded, the Fair Market Value is the average of the included appraisals.

TERMS OF THE RIGHTS OFFERING

Before exercising any subscription rights, you should carefully read the information set forth under “RISK FACTORS.”

General Description of the Rights Offering

 We are offering subscription rights concerning shares of our common stock directly to the investors pursuant to the Rights Offering. Our officers and directors may contact holders of our common stock by mail, telephone, facsimile, and personal interview and may request brokers, custodian banks or other nominee holders on your behalf to forward materials relating to the offers to beneficial owners of our common stock. These officers, directors, and other employees will not receive any commissions or compensation in connection with these activities other than their normal compensation.

•	We are issuing transferable subscription rights to each U.S holder of our common stock on the record date (“Record Date Shareholders”) at no charge.

•	You are a holder of record only if your name is registered as a holder of our common stock or are a beneficial owner of the common stock as of the record date.

•	The record date is 5:00 p.m., Pacific Standard Time, on [*], 2011.

•
If, as of the record date, you held shares of our common stock, we are issuing to you [*] transferable subscription right for every share of common stock held by you on the record date. We will not distribute any fractional subscription rights but will round the number of subscription rights you receive down to the nearest whole number.

•
As of the record date, we had [*] shares of our common stock issued and outstanding. Because we are issuing [*] transferable subscription right for every share of our common stock held by existing shareholders on the record date, we are issuing, in the aggregate, [*] transferable subscription rights.

•	Every subscription right will entitle you to purchase one share of our common stock for $[*] per share.

•
In addition, we are providing to existing shareholders that exercise all of their basic subscription rights the opportunity to make oversubscription requests and purchase those shares that are not purchased by other existing shareholders through the exercise of their basic subscription rights provided, however that such Record Date Shareholder has exercised all Basic Subscription Rights issued to him or her. If the oversubscription requests exceed the number of shares available, the Board of Directors will allocate the available shares, in its sole discretion, among those who have made oversubscription requests.

•	The subscription rights are transferable.

•
If your shares of our common stock are held by a broker, custodian bank or other nominee, you should promptly contact your broker, or other nominee holder, and provide your instructions for exercising your subscription rights. Your broker, or other nominee holder, is the holder of record with respect to your existing shares and will have to act on your behalf in order for you to exercise your subscription rights.

•	The rights portion of the Rights Offering terminates at 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion.

•	The final expiration date for the Rights Offering is 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion.

Subscription Price

The subscription price for shares of our common stock in the Rights Offering is $[*] per share.

Determination of Subscription Price

In determining the subscription price, the board of directors considered a number of factors, including: a fairness opinion of D.A. Davidson, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained D.A. Davidson to advise us with respect to an appropriate per share price range for the subscription price of our shares in this rights offering. D.A. Davidson delivered its analysis, which was prepared using customary methodologies in the investment banking industry, to our board of directors prior to the meeting of our board of directors and then met with our board of directors on [*], 2011. As part of its analysis, D.A. Davidson, among other things, reviewed the general financial and market conditions generally and in our region, reviewed the trading multiples of our common stock relative to comparable companies, with a focus on multiples of tangible book value, reviewed pricing of precedent stock offerings by bank and thrift institutions including rights offerings, reviewed the current and recent historical trading prices and volume of our common stock, reviewed valuation considerations, including tangible book value per share estimates in respects to our current asset quality metrics based on various methodologies used by investors to estimate potential losses in our loan portfolio, discussed the implications of our existing capital structure as it pertains to investor perception and valuation, performed an analysis of our stockholders’ equity and tangible book value per share both under our existing capital structure and on a pro forma basis under various potential outcomes of the rights offering. In addition, D.A Davidson had discussions with management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and forecasts. We also retained D.A. Davidson to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole. The opinion does not constitute a recommendation as to whether you should exercise your subscription rights in the rights offering.

We have agreed to pay D.A. Davidson a fairness opinion fee of $[*], as well as reasonable out-of-pocket expenses incurred by D.A. Davidson. No portion of the fairness fee was contingent upon approval or completion of the rights offering. We have further agreed to indemnify D.A. Davidson and certain other parties affiliated or associated with D.A. Davidson against certain claims, liabilities and expenses related to or arising in connection with the rendering by D.A. Davidson of its services as described in this prospectus.

The subscription price of $[*] per full share is not necessarily related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock. There can be no assurance, however, that the market price for our common stock will not decline during the subscription period to a level equal to or below the subscription price, or that, after exercising your rights and having shares of our common stock issued to you in connection with the Rights Offering, you will be able to sell those shares at a price equal to or greater than the subscription price. On [*], 2011, the last reported sales price of our common stock on the OTCBB was $.80 per share.

Subscription Rights, Oversubscription Privilege and Backstop Purchasers

Basic Subscription Right . Every subscription right will entitle you to purchase one share of our common stock at the subscription price. You are entitled to subscribe for all, or any portion, of our common stock which may be acquired through the exercise of your subscription rights. We will deliver certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, that you purchased pursuant to your basic subscription rights as soon as practicable after the Rights Offering has expired. If you exercise fewer than all of the subscription rights to which you are entitled, you may transfer your remaining subscription rights to a designated transferee.

Oversubscription Privilege . If you purchase all of the shares available to you pursuant to your basic subscription rights, you will be able to subscribe for shares that are not being purchased by other existing shareholders through the exercise of their basic subscription rights, subject to the limitations described below. Shares of our common stock will be available for purchase pursuant to the oversubscription privilege only to the extent that those shares have not been subscribed for through exercise of other existing shareholders’ basic subscription rights.

In order to properly exercise your oversubscription privilege you must deliver the full subscription payment related to your oversubscription request prior to the expiration of the Rights Offering. If you subscribe for fewer than all of the shares available to you under your basic subscription right, you will not be entitled to any oversubscription privilege. We can provide no assurance that your oversubscription request will be granted in full at the expiration of the Rights Offering. If the oversubscription requests exceed the number of shares available, the Board of Directors, in its sole discretion, will allocate the available shares among those who have made oversubscription requests or others who have subscribed for shares on a non-rights basis. Payments for oversubscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the oversubscription privilege. If the amount of shares allocated to you in connection with your oversubscription privilege is less than your oversubscription request, then the excess funds held by the subscription agent on your behalf will be returned to you without interest, as soon as practicable. If the amount you actually paid in connection with the exercise of the oversubscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the oversubscription privilege (subject to proration as described above). We will deliver certificates representing your shares of our common stock, or credit your account at your nominee holder with shares of our common stock, that you purchased pursuant to your oversubscription privilege as soon as practicable after the Rights Offering has expired and all proration calculations and reductions contemplated by the terms of the Rights Offering have been effected.

Sale to Backstop Purchasers. After the expiration date of the subscription rights, the Company may sell to certain Backstop Purchasers, at the subscription price, unsubscribed shares of common stock. The Backstop Purchasers will be able to purchase shares which remain after the shareholders have exercised their basic subscription rights and any over-subscription privileges. No compensation will be paid to any Backstop Investor as part of this transaction. The Company is retaining the right to seek Backstop Purchasers to provide itself the best chance at receiving a minimum level of net proceeds from the Rights Offering to satisfy regulatory capital requirements.

If you hold your shares of our common stock through a broker, or other nominee holder, we recommend that you contact your broker, or other nominee holder, and direct your broker, or other nominee holder, to exercise, transfer or sell your subscription rights in accordance with your instructions. In order to exercise the oversubscription privilege, nominee holders will be required to certify to us, the aggregate number of rights being exercised in connection with the oversubscription privilege and the number of shares being subscribed for by each beneficial owner of subscription rights on whose behalf the nominee holder is acting.

No Fractional Shares

We will not issue fractional shares. Fractional shares of our common stock resulting from the exercise of your basic subscription rights and oversubscription privilege will be eliminated by rounding down to the nearest whole share, with your total subscription payment being adjusted accordingly. Any excess subscription payments that the subscription agent receives will be returned, without interest, as soon as practicable.

Method of Transferring Rights

We are distributing transferable subscription rights. There has been no prior trading in the subscription rights and we do not anticipate that a trading market for the subscription rights will develop.

Your subscription rights are evidenced by a single subscription rights certificate, which may be transferred in whole or in part (but no fractional rights), by endorsing the subscription rights certificate in accordance with the instructions accompanying this prospectus. You may transfer your subscription rights in whole or in part (but no fractional rights) by delivering a properly endorsed subscription rights certificate to the subscription agent with instructions to register all of your subscription rights, or that portion of the subscription rights indicated on the endorsement, in the name of your identified transferee and to issue a new subscription rights certificate to your transferee evidencing the transferred rights. If fewer than all of your subscription rights are transferred, a new subscription rights certificate evidencing the balance of your rights will be issued to you or, if you instruct, to an additional transferee.

Subscription Agent

The subscription agent for this Offering is Computershare Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments, should be mailed or delivered is:

By First Class Mail Only
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.
Attn: Corporate Actions
P.O. Box 859208
Braintree, MA 02185-9208

By Overnight Courier
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.
Attn: Corporate Actions
161 Bay State Drive
Braintree, MA 02184

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

How to Exercise Your Rights to Subscribe for Shares of Our Common Stock

You should carefully read your subscription rights certificate and other forms and related instructions that accompany this prospectus. You should promptly call us or the subscription agent with any questions you may have regarding how to exercise your rights.

Subscription by Registered Holders

You may exercise your rights by delivering to the subscription agent before the expiration date:

•	the properly completed and executed subscription rights certificate, together with any required signature guarantees, before 5:00 p.m., Pacific Standard Time, on [*], 2011, and

•	payment in full of the aggregate subscription price for each share of common stock you wish to purchase pursuant to your basic subscription rights and oversubscription privilege.

All subscription rights certificates and subscription price payments must be received by the subscription agent before the expiration date at the address below:

By First Class Mail Only
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.
[*]

By Overnight Courier
Santa Lucia Bancorp
c/o Computershare Shareholder Services, Inc.
[*]

The subscription agent’s telephone number is: [*]. If you have any questions or require assistance filling out your rights certificate, please contact our Information Agent, [*] Inc. at ([*].

The method of delivery of the subscription rights certificate and payment of the subscription price to the subscription agent will be at your election and risk. If subscription rights certificates and subscription price payments are sent by mail, you are urged to use registered mail, properly insured, with return receipt requested, and you are urged to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares that are registered in the name of a broker, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, or other nominee holder, to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 p.m., Pacific Standard Time, on [*], 2011. We will not consider your subscription rights exercised unless the subscription agent receives from you, your broker, custodian bank, nominee, or institution, as the case may be, all of the required documents and your full subscription payment before 5:00 p.m., Pacific Standard Time, on [*], 2011.

How You Should Pay When You Exercise Your Rights to Subscribe for Shares of Our Common Stock

To timely exercise your subscription rights and your oversubscription privilege, the subscription agent must receive your aggregate payment of the subscription price before the expiration date in the form of:

•	a certified or cashier’s check drawn upon a U.S. bank, or a U.S. postal money order, payable to Computershare;

•	a personal check payable to Computershare that must have cleared payment before the expiration date; or

Funds received after the expiration of the Rights Offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check or cashier’s check, drawn upon a U.S. bank; or

•	receipt by the subscription agent of any U.S. postal money order.

Funds paid by uncertified personal check may take at least five business days to clear. If you pay the aggregate subscription price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the subscription agent receives your payment before that time. We are not responsible for any delay in payment by you. If a personal check clears after the expiration date, it may still be deemed to have been received in time. Accordingly, we recommend that you consider payment by means of a certified or cashier’s check or money order.

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to The Company. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. You and your nominee, if any, bear the risk of delivery of all documents and payments and neither we nor the subscription agent have any responsibility for such deliveries.

The funds received in payment of the subscription price under your basic subscription rights will be held by the subscription agent in an account created by the subscription agent in connection with the Rights Offering. Payments for oversubscription requests will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to all of the oversubscription requests. The accounts in which funds will be held for the Rights Offering may not be insured by the Federal Deposit Insurance Corporation. Any interest earned on the funds held for this offering will be retained by us.

When the Rights Offering Expires

The rights portion of the Rights Offering expires at 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion. After this time, no one can exercise subscription rights. The final expiration date for the Rights Offering is 5:00 p.m., Pacific Standard Time, on [*], 2011, subject to extension at our discretion.

To exercise subscription rights in a timely manner, the subscription agent must actually receive your properly executed and completed subscription rights certificate, together with any required signature guarantees and full payment for all shares you wish to purchase (including shares pursuant to your oversubscription privilege), before the expiration date. We will not be obligated to honor any purported exercise of subscription rights after the expiration date, regardless of when the documents relating to that purported exercise were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the expiration date, followed by a press release issued no later than 10:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

Incomplete Forms and Insufficient or Excess Payment

If you do not indicate the number of subscription rights being exercised or shares being subscribed for, or do not forward sufficient payment for the number of subscription rights that you indicate are being exercised or the shares being purchased, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised or shares purchased based on the actual payment delivered. We will return any payment not applied to your purchase of shares under these procedures to you as soon as practicable by mail without interest.

Instructions to Brokers or Other Nominee Holders

If you are a broker, or other nominee holder, that holds shares of our common stock for the account of beneficial owners on the record date, we request that you contact the beneficial owners as soon as possible to obtain instructions from the beneficial owners concerning their subscription rights. We have included along with this prospectus a suggested form of letter of instructions from nominee holders to beneficial owners. Our request is discussed further in that form.

If instructed by beneficial owners under the “Beneficial Owner Election Forms,” brokers or other nominee holders should complete subscription rights certificates on behalf of those beneficial owners and submit the subscription rights certificates on a timely basis to the subscription agent with the proper payment. In order to exercise the subscription rights and the oversubscription privileges on behalf of beneficial owners, nominee holders will be required to certify (by submitting the form entitled “Nominee Holder Certification,” which is included with this prospectus) to the subscription agent and to us the aggregate number of rights being exercised in connection with the subscription rights and oversubscription privileges and the number of shares being subscribed for by each beneficial owner of rights on whose behalf the nominee holder is acting. Neither we nor the subscription agent will bear any risk of loss on delivery of subscription rights certificates, payments or nominee holder certifications.

If you send subscription rights certificates and payments by mail, we urge you to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the expiration date.

Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate states that shares are to be delivered to you as the holder of record of those subscription rights; or

•	you are an eligible institution.

We Resolve All Procedural and Other Questions

We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights. Our resolution will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right because of any defect or irregularity.

We will not consider subscription rights certificates as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. We do not have any duty to notify you of any defect or irregularity in your submission. We will not incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if it does not comply with the terms of the Rights Offering, is not in proper form or if acceptance of your exercise and the issuance to you of our common stock could be deemed to be unlawful.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the Rights Offering, you may exercise your subscription rights by using the following guaranteed delivery procedures:

•
deliver to the subscription agent prior to the expiration of the Rights Offering the subscription payment for each share you are electing to purchase pursuant to the exercise of your subscription rights (including your oversubscription privilege) in the manner set forth above under “—How You Should Pay When You Exercise Your Rights to Subscribe for Shares of Our Common Stock;”

•	deliver to the subscription agent prior to the expiration of the Rights Offering the form entitled “Notice of Guaranteed Delivery;” and

•
deliver a properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantees, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions as to Use of SANTA LUCIA BANCORP Subscription Rights Certificates,” which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•
The number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription rights, and the number of shares of our common stock for which you are subscribing under your oversubscription privilege, if any; and

•
your guarantee that you will deliver to the subscription agent a subscription rights certificate evidencing the subscription rights you are exercising within three business days following the date that you submit your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent as set forth above under “—Subscription and Information Agent.” If you are an eligible institution you may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (781) 930-4942 and confirm facsimile receipt by telephone by calling (781) 930-4900.

The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. To request additional copies of the form of Notice of Guaranteed Delivery, please contact [*] Inc. at ([*]

Questions Concerning Exercising Your Subscription Rights

If you have any questions or requests for assistance concerning the method of exercising your subscription rights or if you need additional copies of this prospectus, please contact [*] Inc., our Information Agent for the Rights Offering, toll free at ([*] . In addition, you may contact us at [*] . You will not pay any fees for your questions or requests for assistance or documents.

You Cannot Revoke Your Exercise of Subscription Rights to Subscribe for Shares of Our Common Stock

Once you submit your subscription rights certificate or Notice of Guaranteed Delivery to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid even if you later learn information that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. All exercises of subscription rights are irrevocable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Amendment, Withdrawal and Termination

We may amend, withdraw or terminate the Rights Offering at any time at our discretion. We may, for example, terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in our sole judgment and discretion would or might make the Rights Offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release regarding the termination and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If holders of subscription rights have purchased their subscription rights from third parties, the amounts they paid will not be returned by such third parties or by us, resulting in a loss of their investment. We may waive any conditions and choose to proceed with the Rights Offering even if one or more of these events occur. If we terminate the Rights Offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Issuance of Stock Certificates

All of your subscription rights will be delivered in the form of a single subscription rights certificate. Assuming proper exercise of your basic subscription rights, we will deliver stock certificates for shares of our common stock as soon as practicable after the expiration date. We will issue stock certificates for shares of our common stock purchased pursuant to your oversubscription privilege as soon as practicable after the expiration date and after all proration calculations and reductions contemplated by the terms of the Rights Offering have been determined. If you exercise your subscription rights and subscribe for shares of our common stock, you will have no rights as a shareholder of the shares you purchased in the Rights Offering until we issue you stock certificates representing those shares or credit your account at your nominee holder with shares of our common stock. We will register shares purchased by the exercise of your subscription rights in the name of the person exercising your rights, which may mean that we will register your shares in the name of your broker, or other nominee holder, if your broker, or other nominee holder, exercises your rights on your behalf.

Fees and Expenses

We will pay all fees charged by the subscription agent. We are not charging any fee or sales commission to issue subscription rights to you or to issue shares of common stock to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through your broker, or other nominee holder, you are responsible for paying any fees your broker, or other nominee holder, may charge you, as well as any commissions, fees, taxes or other expenses you may incur in connection with the exercise of the subscription rights through your broker, or other nominee holder.

Potential Impact of Offering on Deferred Tax Assets

Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. At December 31, 2010, we had gross deferred tax assets of $273 thousand and no deferred tax liabilities and a valuation allowance of approximately $6.5 million. As a result of the increase in the Bank’s reported losses, during the first quarter of 2010 we increased the valuation allowance on deferred tax assets because the benefit of such assets is dependent on future taxable income. As a result, income tax expense for the year ended December 31, 2010 was $807,000. As the Company implements plans to return to profitability, future operating earnings, if any, would benefit from significant net operating loss carry-forwards. We may lose the ability to utilize our deferred tax assets (related to net operating loss carryforwards) if the offerings result in an "ownership change" under Section 382 of the Internal Revenue Code.

Under certain conditions according to the accounting standards, if we do not experience an "ownership change" and we return to sustained profitability, it will be possible to reverse the established valuation allowance on our deferred tax assets through earnings. The realization of net deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and the ability to carry back losses to available tax years. In assessing the need for a valuation allowance, we consider all relevant positive and negative evidence, including taxable income in carry-back years, scheduled reversals of deferred tax liabilities, expected future taxable income and tax planning strategies.

As of December 31, 2010, our book value per common share was $1.83. If the established valuation allowance on our net deferred tax assets had been completely reversed as of December 31, 2010, our book value per common share would have been $1.69.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt, transfer, sale, exercise and expiration of subscription rights received by them in the Rights Offering. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock who holds such shares as a “capital asset” for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S. (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S holder in light of its particular circumstances. For example, this discussion does not address:

•
Tax consequences to U.S holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred account, or retirement plans;

•	Tax consequences to persons holding shares of our common stock or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Tax consequences to U.S holders whose “functional currency” is not the U.S. dollar;

•	The U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. holders; or

•	Any state, local, or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your own tax advisors concerning the tax treatment of the receipt of subscription rights in the Rights Offering and the exercise and lapse of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth in this section, no assurance can be given that a U.S. holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S HOLDER. EACH U.S HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, TRANSFER, SALE, EXERCISE, AND EXPIRATION OF SUBSCRIPTION RIGHTS RECEIVED IN THE RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Receipt, Exercise and Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S holder should not recognize income, gain, or loss upon its receipt of subscription rights in the Rights Offering, the expiration of such subscription rights, or its exercise of such subscription rights.

A U.S holder’s basis in the subscription rights received in the Rights Offering will generally be zero unless the subscription rights are exercised and either (1) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common stock with respect to which the subscription rights are received or (2) such U.S holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common stock held to the subscription rights. In either case, the U.S holder’s basis in its shares of our common stock with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us.

A U.S holder’s basis in the shares of our common stock acquired through the exercise of subscription rights should equal the sum of the subscription price paid for the shares and the U.S holder’s tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S holder exercises subscription rights received in the Rights Offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold and (3) the impact of such allocation on the basis of the shares of our common stock acquired through the exercise of such subscription rights. If a U.S holder exercises the subscription rights received in the Rights Offering after disposing of the shares of our common stock with respect to which the subscription rights are received, such U.S holder should consult its tax advisors.

Transfer of the Subscription Rights

A U.S holder who sells or exchanges subscription rights will recognize gain or loss equal to the difference between the amount realized and the basis, if any, of the subscription rights sold or exchanged. This gain or loss will be capital gain or loss if the common stock obtained upon the exercise of the subscription rights would be a capital asset in the hands of the U.S holder and will be long-term capital gain or loss if the subscription rights are deemed to have been held for more than one year at the time of the sale.

Directors’ and Executive Officers’ Participation

We expect that our directors and executive officers will participate in the rights offering at various levels, but they are not required to so do. We expect that one or more directors may exercise their over-subscription privileges. Directors and executive officers, as a group, have made collectively committed to purchase shares, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, acquire shares that will cause their ownership to exceed 9.9% of our outstanding common stock. If the offering is fully subscribed we anticipate that directors and executive officers will purchase approximately $[*] million of common stock. Any such purchases will be made for investment purposes and not with a view to resale and will be on the same terms and conditions as applicable to any other subscriber in the offering.

Although directors and executive officers will be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

LEGAL MATTERS

The validity of the rights to purchase common stock and the common stock underlying such rights offered hereby will be passed upon for us by Stuart | Moore.

 EXPERTS

The consolidated financial statements of Santa Lucia Bancorp appearing in Santa Lucia Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.santaluciabank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare.

INCORPORATION BY REFERENCE

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2010 filed on March 3, 2011, as amended on May 11, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 16, 2011

•	Current Reports on Form 8-K filed on March 19, 2010, May 7, 2010, August 16, 2010, August 27, 2010, November 8, 2010, December 29, 2010 and May 9, 2011.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Santa Lucia Bancorp
7480 El Camino Real
Atascadero, California 93422
Telephone: (805) 466-7087
Attn: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by Santa Lucia Bancorp (except any underwriting discounts and commissions and expenses incurred by the investors for brokerage, accounting, tax or legal services or any other expenses incurred by the investors in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,401.33

Legal fees and expenses	$35,000.00

Accounting fees and expenses	$5,000.00

Miscellaneous expenses	$10,000.00

Total expenses	$51,401.33

Item 14.   Indemnification of Directors and Officers.

Santa Lucia Bancorp and its subsidiary, Santa Lucia Bank, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's Articles of Incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Santa Lucia Bancorp and Santa Lucia Bank contain provisions substantially identical to the provisions of the CGCL.

In addition, Santa Lucia Bancorp and Santa Lucia Bank maintain directors’ and officers’ liability insurance policies.

Item 15.   Recent Sales of Unregistered Securities.

N/A.

Item 16.   Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1
Articles of Incorporation, of the Registrant (filed as Exhibit 3.01 to the Registrant’s Annual Report on Form 10-KSB for the year ending December 31, 2007, filed on March 21, 2008 and incorporated herein by reference).

3.2	Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ending December 31, 2007, filed on March 21, 2008 and incorporated herein by reference).

4.1
Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock of Santa Lucia Bancorp. Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on December 22, 2008 (previously filed with the SEC).

5.1	Opinion of Stuart | Moore.

10.4	The Company Bank’s Employee Stock Ownership Plan	1/

10.5	Plan Administrator’s Guide for the Bank’s Employee Stock Ownership Plan	1/

10.6	The Company Bank’s Profit Sharing Plan	1/

10.9	Salary Continuation agreement by and between The Company Bank and Stanley R. Cherry, dated February 1, 1997	2/

10.10	Salary Continuation agreement by and between The Company Bank and Larry H. Putnam, dated February 1, 1997	2/

10.11	Deferred Fee Agreement by and Between The Company Bank and Khatchik Achadjian, dated February 1, 1997	2/

10.12	Deferred Fee Agreement by and Between The Company Bank and Dino Boneso, dated February 1, 1997	2/

10.13	Deferred Fee Agreement by and Between The Company Bank and Jerry W. DeCou, III, dated February 1, 1997	2/

10.14	Deferred Fee Agreement by and Between The Company Bank and Douglas C. Filipponi, dated February 1, 1997	2/

10.15	Deferred Fee Agreement by and Between The Company Bank and Jean Hawkins, dated February 1, 1997	2/

10.16	Deferred Fee Agreement by and Between The Company Bank and Paul G. Moerman, dated February 1, 1997	2/

10.17	Deferred Fee Agreement by and Between The Company Bank and Norman J. Norton, Jr., dated February 1, 1997	2/

10.18	Deferred Fee Agreement by and Between The Company Bank and William S. Osibin, dated February 1, 1997	2/

10.19	Deferred Fee Agreement by and Between The Company Bank and D. Jack Stinchfield, dated February 1, 1997	2/

10.20	Director Retirement Agreement by and between The Company Bank and Khatchik Achadjian, dated February 1, 1997	2/

10.21	Director Retirement Agreement by and between The Company Bank and Dino A. Boneso, dated February 1, 1997	2/

10.22	Director Retirement Agreement by and between The Company Bank and Jerry W. DeCou, III, dated February 1, 1997	2/

10.23	Director Retirement Agreement by and between The Company Bank and Douglas C. Filipponi, dated February 1, 1997	2/

10.24	Director Retirement Agreement by and between The Company Bank and Jean Hawkins, dated February 1, 1997	2/

10.25	Director Retirement Agreement by and between The Company Bank and Paul G. Moerman, dated February 1, 1997	2/

10.26	Director Retirement Agreement by and between The Company Bank and Willard S. Osibin, dated February 1, 1997	2/

10.27	Director Retirement Agreement by and between The Company Bank and D. Jack Stinchfield, dated February 1, 1997	2/

10.28	Agreement for Data Processing Services between The Company Bank and Fiserv Savings and Community Bank Group, dated February 21, 1997	3/

10.29	Equipment Sales Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.30	Equipment Sales Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.31	Equipment Sales Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.32	Software License Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.33	Product License Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.34	Product License Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.35	Product License Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.36	Services Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.37	Remote Access Support Agreement between The Company Bank and Information Technology, Inc., dated February 14, 1997	3/

10.38	Salary Continuation Agreement by and between The Company Bank and John C. Hansen, dated August 1, 1998	4/

10.39	Employment Agreement by and between The Company Bank and Stanley R. Cherry, dated August 1, 1998	4/

10.40	Employment Agreement by and between The Company Bank and Larry H. Putnam, dated August 1, 1998	4/

10.41	Employment Agreement by and between The Company Bank and John C. Hansen dated August 1, 1998	4/

10.42	The Company Bank 2000 Stock Option Plan and form of stock option agreement	5/

10.44	Amendment to Salary Continuation Agreement of Stanley R. Cherry, Dated April 15, 1998	6/

10.45	Amendment to Salary Continuation Agreement of Larry H. Putnam, dated April 15, 1998	6/

10.46	Amendment to Salary Continuation Agreement of Stanley R. Cherry, dated May 10, 2000	6/

10.47	Amendment to The Company Bank Director Retirement Agreement with Khatchik H. Achadjian	6/

10.48	Amendment to The Company Bank Director Retirement Agreement with Dino Boneso, dated January 10, 2001	6/

10.49	Amendment to The Company Bank Director Retirement Agreement with Jerry W. DeCou, III, dated January 10, 2001	6/

10.50	Amendment to The Company Bank Director Retirement Agreement with Douglas C. Filipponi, dated January 10, 2001	6/

10.51	Amendment to The Company Bank Director Retirement Agreement with Jean Hawkins, dated January 10, 2001	6/

10.52	Amendment to The Company Bank Director Retirement Agreement with Paul G. Moerman, dated January 10, 2001	6/

10.53	Amendment to The Company Bank Director Retirement Agreement with D. Jack Stinchfield, dated January 10, 2001	6/

10.54	Amendment to Salary Continuation agreement with Stanley R. Cherry, dated January 10, 2001	6/

10.55	Amendment to Salary Continuation agreement with Larry H. Putnam, dated January 10, 2001	6/

10.56	Amendment to Salary Continuation agreement with John C. Hansen, dated January 10, 2001	6/

10.57	401(K) Profit Sharing Plan adopted effective July 1, 2001	7/

10.59	Form of Note Purchase Agreement	9/

10.60	Subordinated Note	9/

10.62	Amendment to Employment Agreement by and between The Company Bank and John Hansen dated November 11, 2004	11/

10.63	Employment Agreement by and between The Company Bank and Jim Cowan dated November 11, 2004	11/
10.65	The Company Bancorp 2006 Equity Based Compensation Plan	12/

10.66	Amended and Restated Employment Agreement by and between The Company Bank and Larry H. Putnam dated December 15, 2006	13/

10.67	Amended and Restated Employment Agreement by and between The Company Bank and John C. Hansen dated December 15, 2006	13/

10.68	Amended and Restated Employment Agreement by and between The Company Bank and James M. Cowan dated December 15, 2006	13/

10.70	Amendment to the Salary Continuation Agreement by and between The Company Bank and Larry H. Putnam dated April 12, 2007.	14/

10.71	Amendment to the Salary Continuation Agreement by and between The Company Bank and John C. Hansen dated April 12, 2007.	14/

10.72	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Larry H. Putnam dated March 19, 2008.	15/

10.73	First Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and John C. Hansen dated March 19, 2008.	15/

10.74	First Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and James Cowan dated March 19, 2008	15/

10.75	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Jerry W. DeCou dated March 19, 2008.	15/

10.76	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Douglas C. Filipponi dated March 19, 2008.	15/

10.77	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Khatchik Achadjian dated March 19, 2008.	15/

10.78	Third Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Stanley R. Cherry dated March 19, 2008.	15/

10.79	First Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Jean Hawkins dated March 19, 2008.	15/

10.80	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and Paul G. Moerman dated March 19, 2008.	15/

10.81	Second Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Company Bank and D. Jack Stinchfield dated March 19, 2008.	15/

10.82	Agreement made by and between The Company Bank and Jerry W. DeCou, III dated October 15, 2008	16/

10.83	Agreement made by and between The Company Bank and Douglas C. Filipponi dated October 15, 2008	16/

10.84	Agreement made by and between The Company Bank and Khatchik Achadjian dated October 15, 2008	16/

10.85	Agreement made by and between The Company Bank and Stanley R. Cherry dated October 15, 2008	16/

10.86	Agreement made by and between The Company Bank and Jean Hawkins dated October 15, 2008	16/

10.87	Agreement made by and between The Company Bank and Paul G. Moerman dated October 15, 2008	16/

10.88	Agreement made by and between The Company Bank and D. Jack Stinchfield dated October 15, 2008	16/

10.89	First Amendment to Amend and Restated Employment Agreement made by and between The Company Bank and Larry H. Putnam dated October 15, 2008	16/

10.90	First Amendment to Amend and Restated Employment Agreement made by and between The Company Bank and John C. Hansen dated October 15, 2008	16/

10.91	First Amendment to Amend and Restated Employment Agreement made by and between The Company Bank and James Cowan dated October 15, 2008	16/

10.92	Salary Continuation Agreement by and between The Company Bank and Larry H. Putnam dated December 17, 2008	17/

10.93	First Amended and Restated Salary Continuation Agreement by and between The Company Bank and Larry H. Putnam dated December 17, 2008	17/

10.94	Salary Continuation Agreement by and between The Company Bank and John C. Hansen dated December 17, 2008	17/

10.95	First Amended and Restated Salary Continuation Agreement by and between The Company Bank and John C. Hansen dated December 17, 2008	17/

10.96	First Amended and Restated Salary Continuation Agreement by and between The Company Bank and James M. Cowan dated December 17, 2008	17/

10.97	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and Jerry W. DeCou III dated December 17, 2008	17/

10.98	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and Douglas C. Filipponi dated December 17, 2008	17/

10.99	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and Khatchik H. Achadjian dated December 17, 2008	17/

10.100	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and Jean Hawkins dated December 17, 2008	17/

10.101	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and Paul G. Moerman dated December 17, 2008	17/

10.102	First Amended and Restated Deferred Fee Agreement by and between The Company Bank and D. Jack Stinchfield dated December 17, 2008	17/

10.103	First Amended and Restated Director Retirement Agreement by and between The Company Bank and Jerry W. DeCou III dated December 17, 2008	17/

10.104	First Amended and Restated Director Retirement Agreement by and between The Company Bank and Douglas C. Filipponi dated December 17, 2008	17/

10.105	First Amended and Restated Director Retirement Agreement by and between The Company Bank and Khatchik H. Achadjian dated December 17, 2008	17/

10.106	First Amended and Restated Director Retirement Agreement by and between The Company Bank and Jean Hawkins dated December 17, 2008	17/

10.107	First Amended and Restated Director Retirement Agreement by and between The Company Bank and Paul G. Moerman dated December 17, 2008	17/

10.108	First Amended and Restated Director Retirement Agreement by and between The Company Bank and D. Jack Stinchfield dated December 17, 2008	17/

10.109	Written Agreement between the Company, the Bank and the Federal Reserve Bank of San Francisco, dated December 23, 2010	18/

21	Subsidiaries of the Company. Santa Lucia Bank is the Company’s only subsidiary.

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Stuart | Moore, included in Exhibit 5.1 filed herewith.

24.1*	Powers of Attorney

*	Previously filed

1/	Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 1995

2/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 1996

3/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 1997

4/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 1998

5/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 1999

6/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2000

7/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2001

8/             Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2002

9/             Incorporated by reference from the Company’s Form 10-Q for the period ended September 30, 2003

10/           Incorporated by reference from the Company’s Form 10-K for the period ended December 31, 2003

11/           Incorporated by reference from the Company’s Form 10-K for the period ended December 31, 2004

12/           Filed as part of Registrants Registration Statement on Form S-8 (File #333-137997) (Filed on 10/13/06)

13/           Incorporated by reference from the Company’s Form 10-K for the period ended December 31, 2006

14/           Incorporated by reference from the Company’s Form 10-Q for the period ended March 31, 2007

15/           Incorporated by reference from the Company’s Form 10-Q for the period ended March 31, 2008

16/           Incorporated by reference from the Company’s Form 10-Q for the period ended September 30, 2008

17/           Incorporated by reference from the Company’s Form 10-K for the period ended December 31, 2008

18/           Incorporated by reference from the Company’s Form 8-K filed on December 29, 2010

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Atascadero, State of California on June 7, 2011.

SANTA LUCIA BANCORP

By:	/s/ John C. Hansen
John C. Hansen
President and Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2011.

Signature	Capacity

*	Director, Chairperson of the Board
JERRY W. DECOU III

*	Director
KHATCHIK H. ACHADIJAN

/s/ John C. Hansen	Director, President and CEO
JOHN C. HANSEN

*	Director
STANLEY R. CHERRY

*	Director
JEAN HAWKINS

*	Director
D. JACK STINCHFIELD

*	Director
PAUL G. MOERMAN

*	Director, Vice Chairman
DOUGLAS C. FILIPPONI

*	Director, Past President and Past CEO
LARRY H. PUTNAM

* Signed by John C. Hansen as Attorney-in-fact